As filed with the Securities and Exchange Commission on September 23, 2008
Registration No. 333-143710

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

post-effective amendment no. 1
on
FORM S-1
to
FORM SB-2 and FORM S-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETWORK-1 SECURITY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	6794	11-3027591
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

445 Park Avenue, Suite 1028
New York, New York 10022
(212) 829-5700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Corey M. Horowitz
Chairman and Chief Executive Officer
445 Park Avenue, Suite 1028
New York, New York 10022
(212) 829-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive officers)

Copies to:
Sam Schwartz, Esq.
Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
(212) 752-1000

Approximate date of proposed sale to public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐ _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	9,655,949	0.94	9,076,592.06	356.71

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of the Registrant’s common stock that may become issuable with respect to the shares being registered hereunder to prevent dilution resulting from stock dividends, stock splits, or similar transactions.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the last reported sale price of the Registrant’s common stock on the OTC Bulletin Board on September 17, 2008.  It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

(3)
This Registration Statement on Form S-1 carries forward the registration of (i) 5,360,000 shares of common stock on Form SB-2, filed June 13, 2007 (Registration No. 333-143710), as amended, and (ii) 14,127,191 shares of common stock on Form S-2, filed June 21, 2005 (Registration No. 333-126013), as amended.   Registration fees aggregating $2,431.61 were previously paid to register these securities.  As a result, no additional registration fee is required.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT RELATES TO SHARES OF COMMON STOCK OF THE REGISTRANT PREVIOUSLY REGISTERED UNDER REGISTRATION STATEMENT ON FORM SB-2 NO. 333-143710 AND REGISTRATION STATEMENT ON FORM S-2 NO. 333-126013 AND CONSTITUTES A POST-EFFECTIVE AMENDMENT TO SUCH REGISTRATION STATEMENTS.  THESE POST EFFECTIVE AMENDMENTS SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT IN ACCORDANCE WITH SECTION 8 OF THE SECURITIES ACT.

This Post-Effective Amendment No. 1 on Form S-1 Registration Statement to Form SB-2 and Form S-2 shall become effective on such date as the Securities and Exchange Commission, acting pursuant to section 8(c) of the Securities Act, may determine.

The information in the preliminary prospectus included in this Registration Statement is not complete and may be changed.  The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective.  The prospectus included in this Registration Statement is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 2008

PROSPECTUS

NETWORK-1 SECURITY SOLUTIONS, INC.

9,655,949 shares of Common Stock

This prospectus covers the resale by the selling stockholders listed on pages 22 to 32 of this Prospectus of up to 9,655,949 shares of our common stock, $.01 per value. which include:

•	2,166,667 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued in our private offering completed on April 16, 2007;

•	360,000 shares of common stock issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007;

•	1,116,250 shares of common stock issuable upon exercise of warrants issued in our private offering in December 2004 and January 2005; and

•	3,046,365 shares of common stock and 1,300,000 shares of common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties.

We will not receive any proceeds from the sale of these shares of common stock.  We will, however, receive proceeds if warrants and options to purchase common stock are exercised by payment of cash and those proceeds will be used for our general corporate purposes.  This offering is not being underwritten.  The selling stockholders may sell the shares of common stock on the Over-the-Counter (OTC) Bulletin Board with the methods and on the terms described in the section of this prospectus entitled “Plan of Distribution” on pages 33 to 35.

Our common stock is traded on the OTC Bulletin Board under the symbol “NSSI”.  On September 17, 2008, the closing price of our common stock, as reported on the OTC Bulletin Board, was $0.94 per share.

The securities offered in this prospectus involve a high degree of risk.  You should carefully consider the factors described under the heading “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________, 2008

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes.

Unless the context otherwise requires, all references to “we,” “us,” “our,” or the “Company” in this prospectus refer to Network-1 Security Solutions, Inc., a Delaware corporation.

The Company

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own six patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies (the “Patent Portfolio”) and include, among other things, patents covering the delivery of power over local area networks (“LANs”) for the purpose of remotely powering certain devices, such as wireless access ports, IP phones and network based cameras, over Ethernet (“PoE”) networks and systems and methods for the transmission of audio, video and data (LANS) in order to achieve higher quality of service (QoS).  Our strategy is to pursue licensing and strategic business alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our Patent Portfolio as well as with other users of the technologies who benefit directly from the technologies, including corporate, educational and governmental entities.

To date, our efforts with respect to our Patent Portfolio have focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  In August 2007, as part of a settlement agreement relating to our litigation with D-Link, we entered into a license agreement with D-Link pertaining to our Remote Power Patent (See “Legal Proceedings - D-Link Litigation”).  In February 2008, we commenced patent infringement litigation against several major data networking equipment manufacturers including Cisco Systems, Inc. and 7 other defendants (See “Legal Proceedings - Pending Litigation Against Major Data Networking Equipment Manufacturers”).  On August 13, 2008, as part of an agreement entered into in June 2008 with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”), previously PowerDsine Ltd., Microsemi Corporation, the parent company of Microsemi-Analog, entered into a license agreement with us for our Remote Power Patent with respect to certain of its Midspan PoE products as part of our new Special Licensing Program.  At least for the next twelve months, we do not presently anticipate licensing efforts for our other patents besides our Remote Power Patent.  We may seek to acquire additional patents in the future.

Our Remote Power Patent (U.S. Patent No. 6,218,930) relates to several technologies which describe a methodology for controlling the delivery of power to certain devices over an Ethernet network.  Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet cables rather than by separate power cords.  As a result, a variety of network devices, including IP telephones, wireless LAN Access Points, web-based network security cameras, data collection terminals and other network devices, are able to receive power over existing data cables without the need to modify the existing infrastructure to facilitate the provision of power for such devices through traditional AC outlets. Advantages of PoE, such as lower installation costs, remote management capabilities, lower maintenance costs, centralized power backup, and flexibility of device location as well as the advent of worldwide power compatibility, create the possibility of PoE becoming widely adopted in networks throughout the world.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and to consummate license agreements with respect to our Patent Portfolio.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our proprietary technologies may not be successful.  We cannot be assured that our patents will be upheld or that third parties will not invalidate our patents.

Besides our Remote Power Patent, we also own five (5) additional patents covering various methodologies that provide for allocating bandwidth and establishing Quality of Service (QoS) for delay sensitive data, such as voice, on packet data networks.  Quality of Service issues become important when data networks carry packets that contain audio and video which may require priority over data packets traveling over the same network.  Covered within these patents are also technologies that establish bi-directional communications control channels between network-connected devices in order to support advanced applications on traditional data networks.  We believe that potential licensees of the technologies contained in these patents would be vendors deploying applications that require the low latency transport of delay sensitive data such as video over data networks.

We were incorporated under the laws of the State of Delaware in July 1990.  Our executive offices are located at 445 Park Avenue, Suite 1028, New York, New York 10022 and our telephone number is (212) 829-5700.  Our web site can be found at http://www.network-1.com.

Pending Litigation Against Major Data Networking Equipment Manufacturers

In February 2008, we commenced litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The defendants in the lawsuit include Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendant’s continued willful infringement of our Remote Power Patent.  The defendants, in their answers to the Complaint, asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on our company.

Microsemi Agreement and License

In June 2008 we entered into a new agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (previously PowerDsine Ltd), a subsidiary of Microsemi Corporation (Nasdaq: MSCC), a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amended the prior settlement agreement entered into between the parties in November 2005.  Under the new agreement, on June 25, 2008 we announced the commencement of an industry-wide Special Licensing Program for our “Remote Power Patent to vendors of PoE equipment.   The Special Licensing Program is of limited duration (through December 31, 2008) and is being implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to our standard licensing terms and conditions for the 930 Patent to PoE vendors who are “early adopters” and enter into license agreements without delay to avoid litigation and higher royalties.  The new agreement enables Microsemi to assist in its customers’ evaluation of the Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to our new Special Licensing Program, an activity that was previously prohibited by the 2005 Settlement Agreement with PowerDsine.  In accordance with the terms of the new agreement, on August 13, 2008, Microsemi Corporation, the parent company of Microsemi-Analog, entered into a license agreement with us for our Remote Power Patent under the Special Licensing Program.  The license agreement provides that Microsemi is obligated to pay us a quarterly royalty payment of 2% of the sales price for certain of its Midspan PoE products (See “Business-Licensing”).

D-Link Settlement

In August 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively “D-Link”) in the United States District Court for the Eastern District of Texas, Tyler division, for infringement of our Remote Power Patent.  Our complaint sought, among other things, a judgment that our Remote Power Patent is enforceable and has been infringed by the defendants.  We also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of our Remote Power Patent.

In August 2007, we finalized the settlement of our patent infringement litigation against D-Link.  Under the terms of the settlement, D-Link entered into a license agreement for our Remote Power Patent the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link Power over Ethernet products, including those products which comply with The Institute of Electrical and Electronic Engineers (“IEEE”) 802.3af and 802.3at Standards, for the full term of our Remote Power Patent, which expires in March 2020.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of our Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid us $100,000 upon signing of the settlement agreement.

Shares Being Offered

This prospectus relates to the offering by the selling stockholders of an aggregate of 9,655,949 shares of our common stock, consisting of (i) 2,166,667 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued in our private offering completed on April 16, 2007, (ii) 360,000 shares issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007, (iii) 1,116,250 shares of our common stock issuable upon exercise of warrants issued in our private offering in December 2004 and January 2005, and (iv) 3,046,365 shares of common stock and 1,300,000 shares of common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties.

Summary Financial Data

The following tables summarize the consolidated statements of operations and balance sheet data for our business and should be read together with the section of this prospectus captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30, 2008	Year Ended December 31,
	(Unaudited)	2007	2006
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Royalty Revenue	$134,000	$232,000	—
Operating expenses(1)	$916,000	$3,395,000	$2,027,000
Net loss	$(721,000)	$(2,998,000)	$(1,958,000)
Basic and diluted loss per share	$(0.03)	$(0.13)	$(0.10)
Weighted-average common shares outstanding	$24,135,557	$22,250,144	$18,952,137

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$5,140,000	$5,928,000	$1,797,000
Working capital	$5,083,000	$5,655,000	$1,306,000
Total assets	$5,284,000	$6,100,000	$1,971,000
Total shareholders’ equity (deficit)	$5,158,000	$5,733,000	$1,402,000

__________________________
(1) Includes non-cash compensation expense of $146,000, $1,403,000 and $479,000 for the six months ended June 30, 2008 and the years ended December 31, 2007 and 2006, respectively.

We have incurred substantial operating losses since our inception, which have resulted in an accumulated deficit of $(49,998,000) as of June 30, 2008. For the years ended December 31, 2007 and 2006, we incurred net losses of $(2,998,000) and $(1,958,000), respectively. For the six months ended June 30, 2008, we incurred a net loss of $(721,000). We have financed our operations primarily by sales of equity securities. We had royalty revenue of $134,000, $232,000 and -0- for the six months ended June 30, 2008, the year ended December 31, 2007 and December 31, 2006, respectively. Our ability to achieve revenue and generate positive cash flow from operations is dependent upon consummating additional material licensing agreements with respect to our patented technologies. We may not be successful in achieving licensing agreements with third parties and our failure to do so would have a material adverse effect on our business, financial condition and results of operations. We believe that we will have enough funding to meet our cash needs and continue our operations until at least December 31, 2009.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  The risk factors listed below are those that we consider to be material to an investment in our common stock and those which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below.  In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment.  Before you invest in our common stock, you should be aware of various risks, including those described below.  You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our common stock.  This section includes or refers to certain forward-looking statements.  You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 11.

We have a history of losses and modest revenue from current operations.

We have incurred substantial operating losses since our inception, which has resulted in an accumulated deficit of $(49,998,000) as of June 30, 2008.  For the six months ended June 30, 2008 and the years ended December 31, 2007 and 2006, we incurred net losses of $(721,000), $(2,998,000) and $(1,958,000), respectively.  We have financed our operations primarily by sales of equity securities.  We had revenue of $134,000 and $232,000 from operations for the six months ended June 30, 2008 and the year ended December 31, 2007, respectively, and no revenue from operations for the year ended December 31, 2006.  Our ability to achieve revenue and generate positive cash flow from operations is dependent upon consummating licensing agreements with respect to our patented technologies.  In August 2007, as part of our settlement agreement pertaining to our patent infringement litigation against D-Link Corporation and D-Link Systems (collectively, “D-Link”), we entered into our first license agreement for our Remote Power Patent with D-Link. (See “Legal Proceedings - D-Link Litigation”).  In August 2008, as part of an agreement with Microsemi Corp-Analog Mixed Signal Group Ltd. (previously PowerDsine Ltd.), a subsidiary of Microsemi Corporation (“Microsemi”), Microsemi entered into a license agreement with us for our Remote Power Patent with respect to certain of its Midspan PoE products (See “Legal Proceedings – PowerDsine Settlement).  We may not be successful in achieving additional licensing agreements with third parties and our failure to do so would have a material adverse effect on our business, financial condition and results of operations.  We may not be able to achieve material revenue or generate positive cash flow from operations from our licensing business.

We could be required to stop operations if we are unable to develop our technology licensing business or raise capital when needed.

We anticipate, based on our currently proposed plans and assumptions relating to our operations (including the timetable of, costs and expenses associated with our continued operations), that our cash position of $5,140,000 at June 30, 2008 will more likely than not be sufficient to satisfy our operations and capital requirements until at least December 31, 2009.  However, we may expend our funds prior thereto.  In the event our plans change, or our assumptions change or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise), we could have insufficient funds to support our operations prior to December 31, 2009.  Our inability to obtain additional financing when needed, absent generating sufficient cash from licensing arrangements, would have a material adverse effect on us, requiring us to curtail or possibly cease our operations.  In addition, any additional equity financing may involve substantial dilution to the interests of our then existing stockholders.

Our licensing business may not be successful.

In November 2003, we entered the technology licensing business following our acquisition of six patents relating to various telecommunications and data networking technologies including, among others, patents covering the delivery of remote power over Ethernet and the transmission of audio, video and data over computer and telephony networks.  To date, we have only entered into two license agreements with third parties with respect to our patented technology (See “Business - Licensing”).  Accordingly, we have a limited history in the technology licensing business upon which an evaluation of our prospects and future performance can be made.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in the development, operation and expansion of a new business based on patented technologies in a highly specialized and competitive market.  We may not be able to achieve sufficient revenue or profitable operations from our new licensing business.

Our future source of licensing revenue is uncertain.

In February 2004, we initiated our first licensing efforts relating to the technologies in our remote power patent (U.S. Patent No. 6,218,930) (the “Remote Power Patent”).  To date, we have entered into only two license agreements with respect to our Remote Power Patent.  (See “Business - Licensing”).  Our inability to consummate additional licensing agreements and achieve material revenue from our patented technologies would have a material adverse effect on our operations and our ability to continue our business.  In addition, in the event we consummate license arrangements with third parties, such arrangements may not produce a stable or predictable stream of revenue in the foreseeable future.  Furthermore, the success of our licensing efforts depends upon the strength of our intellectual property rights.

Our success is dependent upon our ability to protect our proprietary technologies.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights.  We currently hold 6 patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies and include among other things, patents covering the delivery of power to certain devices over PoE networks and the transmission of audio, voice and data over computer and telephony networks.  We rely upon our patents and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property rights.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our proprietary technologies may not be successful.  We cannot assure you that our patents will be upheld or that third parties will not invalidate our patent rights.  If our intellectual property rights are not upheld, such an event would have a material adverse effect on us.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

Our success depends on our ability to protect our intellectual property rights.  In August 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated for infringement of our Remote Power Patent and in April 2007 we entered into a settlement agreement with the D-Link parties (See “Legal Proceedings - D-Link Litigation”).  In addition, in February 2008 we commenced patent litigation against Cisco Systems, Inc. and several other major data networking equipment manufacturers which is currently pending in the United States District Court for the Eastern District of Texas, Tyler Division (See “Legal Proceedings - Pending Litigation Against Major Data Networking Equipment Manufacturers”).  In the future, it may be necessary for us to commence patent litigation against additional third parties whom we believe require a license to our patents.  In addition, we may be subject to claims seeking to invalidate our patents, as had been asserted by the defendants in the aforementioned pending litigation in Texas with us.  These types of claims, with or without merit, may subject us to costly litigation and diversion of management’s focus.  If we are unsuccessful in enforcing and validating our patents and/or if third parties making claims against us seeking to invalidate our patents are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies.  Successful litigation against us resulting in a determination that our patents are not valid or enforceable, and/or that third parties do not infringe, would have a material adverse effect on us.

Our license agreements with D-Link and Microsemi may not result in significant royalties and do not necessarily mean we will achieve additional license agreements or material revenue.

In August 2007 we finalized the settlement agreement with respect to our patent litigation against D-Link Corporation and D-Link Systems, Incorporated pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  Under the terms of the settlement, D-Link entered into a license agreement for our Remote Power Patent the terms of which include monthly royalty payments of 3.25% (beginning May 2007) of the net sales of D-Link PoE products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full life of our Remote Power Patent, which expires in March 2020.  For the six months ended June 30, 2008 and the year ended December 31, 2007 (which included royalty payments from May 2007) we received $134,000 and $232,000 of royalty payments from D-Link pursuant to the license agreement.  The royalty rate will be subject to adjustment to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid us $100,000 upon signing of the Settlement Agreement.  On August 13, 2008, as part of our agreement with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”) entered into in June 2008, Microsemi Corporation (“Microsemi”), the parent company of Microsemi-Analog, entered into a license agreement with us with respect to our Remote Power Patent.  The license agreement provides that Microsemi is obligated to pay us quarterly royalty payments of 2% of the sales price for certain of Microsemi’s Midspan PoE products for the full term of our Remote Power Patent (March 2020).  Notwithstanding our license agreements with the D-Link and Microsemi, there is no assurance that we will achieve significant royalty revenue from such license agreements, that we will be able to achieve additional license agreements with third parties relating to our Remote Power Patent or any of our other patents, or that such license arrangements will result in material revenue to us.

We face uncertainty as to the outcome of our litigation against major data networking equipment manufacturers.

In February 2008, we commenced litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The defendants in the lawsuit include Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendants’ continued willful infringement of the Remote Power Patent.  In their answers to the Complaint, the defendants asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on us.

Material licensing revenues from our Remote Power Patent may be dependent upon the applicability of the IEEE Standard.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 370,000 individual members in approximately 160 countries.  The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries.  In 1999, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices.  In June 2003, the IEEE Standards Association approved the 802.3af Power Over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet cables including whether deployed in switches or as standalone midspan hubs both of which provide power to remote devices including, among others, wireless access points, IP phones and network based cameras.  The technology is commonly referred to as PoE.  We believe our Remote Power Patent covers several of the key technologies covered by the Standard.  However, there is a risk that as a result of litigation a court may determine otherwise and such a determination would have a material adverse effect on our ability to enter into license agreements and achieve material revenue and profits from our Remote Power Patent.

We face intense competition and we may not be able to successfully compete.

The telecommunications and data networking market is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies.  Our current and potential competitors have longer operating histories, greater name recognition and possess substantially greater financial, technical, marketing and other competitive resources than us.  Although we believe that we have rights to enforceable patents relating to telecommunications and data networking, there can be no assurance that third parties will not invalidate any or all of our patents or that such parties may not be deemed to infringe any or all of our patents.  In addition, the telecommunications and data networking industries may develop technologies that may be more effective than our proprietary technologies or that render our technologies less marketable or obsolete.

Our markets are subject to rapid technological change and our technologies face potential technology obsolescence.

The telecommunications and data networking technology market, including transmission of audio, video and data over computer and telephony networks and the delivery of remote PoE markets, are characterized by rapid technological changes, changing customer requirements, frequent new product introductions and enhancements, and evolving industry standards.  The introduction of products embodying new technologies and the emergence of new industry standards may render our technologies obsolete or less marketable.

Dependence upon CEO and Chairman.

Our success is largely dependent upon the personal efforts of Corey M. Horowitz, our Chairman and Chief Executive Officer and Chairman of the Board of Directors.  In February 2007, we entered into a new two (2) year employment agreement with Mr. Horowitz pursuant to which he continues to serve as our Chairman and Chief Executive Officer (See “Executive Compensation”).  We do not maintain key-man life insurance on the life of Mr. Horowitz.  We believe that the loss of the services of Mr. Horowitz would have a material adverse effect on our business and prospects.

Risks related to low priced stocks.

Our common stock currently trades on the OTC Bulletin Board under the symbol NSSI.  Since the trading price of our common stock is below $5.00 per share, our common stock is considered a penny stock.  SEC regulations generally define a penny stock to be an equity security that is not listed on Nasdaq or a national securities exchange and that has a market value of less than $5.00 per share, subject to certain exceptions.  SEC regulations require broker-dealers to deliver to a purchaser of our common stock a disclosure schedule explaining the penny stock market and the risks associated with it. Various sales practice requirements are also imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  Broker-dealers must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and monthly account statements disclosing recent price information for the penny stock held in the customer’s account.

The significant number of options and warrants outstanding may adversely effect the market price for our common stock.

As of the date of this prospectus, there are outstanding options and warrants to purchase an aggregate of 12,058,357 shares of our common stock at exercise prices ranging from $.12 to $10.00.  To the extent that outstanding options and warrants are exercised, existing stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options may adversely affect prevailing market prices for our common stock.

We have a significant amount of authorized but unissued preferred stock, which may affect the likelihood of a change of control in our company.

Our Board of Directors has the authority, without further action by the stockholders, to issue 10,000,000 shares of preferred stock on such terms and with such rights, preferences and designations as our Board of Directors may determine.  Such terms may include restricting dividends on our common stock, dilution of the voting power of our common stock or impairing the liquidation rights of the holders of our common stock.  Issuance of such preferred stock, depending on the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control.  In addition, certain “anti-takeover” provisions in Delaware law may restrict the ability of our stockholders to authorize a merger, business combination or change of control.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our ability to successfully enforce and/or defend our Remote Power Patent;

●	our ability to enter into favorable license agreements with third parties withrespect to our Remote Power Patent;

●	our ability to achieve material revenue and profits;

●	our ability to raise capital when needed;

●	sales of our common stock;

●	our ability to execute our business plan;

●	technology changes;

●	legislative, regulatory and competitive developments; and

●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Additional stock offerings may dilute current stockholders.

We may need to issue additional shares of our capital stock or securities convertible or exercisable for shares of our capital stock, including preferred stock, options or warrants.  The issuance of additional capital stock may dilute the ownership of our current stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are statements that include information based upon beliefs of our management, as well as assumptions made by, and information available to, our management. Statements containing terms such as “believes,” “expects,” “anticipates,” “intends” or similar words are intended to identify forward-looking statements.

Our management, based upon assumptions it considers reasonable, has compiled these forward-looking statements.  Such statements reflect our current views with respect to future events.  These statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated.  We make cautionary statements in certain sections of this prospectus, including under “Risk Factors.”  You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.  Such statements speak only as of the date of this prospectus and we are not undertaking any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PRICE RANGE OF OUR COMMON STOCK

Our common stock currently trades on the OTC Bulletin Board under the symbol NSSI.  The following table sets forth, for the periods indicated, the range of the high and low closing bid prices for our common stock as reported by the Pink Sheets LLC quotation service.  Such prices reflect inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

SIX MONTHS ENDED JUNE 30, 2008	HIGH	LOW
Second Quarter	$1.29	$0.85
First Quarter	$1.50	$1.14

YEAR ENDED DECEMBER 31, 2007	HIGH	LOW
Fourth Quarter	$2.05	$1.33
Third Quarter	$1.60	$1.44
Second Quarter	$2.04	$1.55
First Quarter	$1.75	$1.35

YEAR ENDED DECEMBER 31, 2006	HIGH	LOW
Fourth Quarter	$1.65	$1.06
Third Quarter	$1.37	$1.00
Second Quarter	$1.42	$1.02
First Quarter	$1.48	$0.93

On September 17, 2008, the closing price for our common stock as reported on the OTC Bulletin Board was $0.94 per share. The number of record holders of our common stock was 96 as of September 17, 2008.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not intend to declare or pay cash or other dividends in the foreseeable future. The Board of Directors currently expects to retain future earnings, if any, for use in the operation and expansion of its business. The declaration and payment of any future dividends will be at the discretion of the Board of Directors and will depend upon a variety of factors, including future earnings, if any, operations, capital requirements, our general financial condition, the preferences of any series of preferred stock, our general business conditions and future contractual restrictions on payment of dividends, if any.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2007.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders	3,902,370	$.95	0(1)
Equity compensation plans not approved by security holders	0	—	—
Total	3,902,370	$.95	0(1)
______________

(1)  Our 1996 Amended and Restated Stock Option Plan provides for the issuance of options to purchase up to 4,000,000 shares of our common stock.  As of March 2006, no additional options could be issued under the plan in accordance with its terms.

BUSINESS

Overview

Our principal business is the acquisition, development, licensing and protection of our intellectual property.  We presently own six patents issued by the U.S. Patent Office that relate to various telecommunications and data networking technologies (the “Patent Portfolio”) and include, among other things, patents covering the control of power delivery over local area networks (“LANs”) for the purpose of remotely powering network devices over Ethernet (“PoE”) networks and systems and methods for the transmission of audio, video and data over LANS in order to achieve higher quality of service (QoS).  Our strategy is to pursue licensing and strategic business alliances with companies in industries that manufacture and sell products that make use of the technologies underlying our Patent Portfolio as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.

To date, our efforts with respect to our Patent Portfolio have focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  In August, 2007, as part of a settlement agreement relating to our litigation with D-Link, we entered into a license agreement with D-Link pertaining to our Remote Power Patent (See “Legal Proceedings - D-Link Litigation”).  In February 2008, we commenced patent infringement litigation against several major data networking equipment manufacturers including Cisco Systems, Inc. and 7 other defendants (See “Legal Proceedings - Pending Litigation Against Major Data Networking Equipment Manufacturers”).  On August 13, 2008, as part of our new agreement with Microsemi Corp - Analog Mixed Signal Group Ltd. (“Microsemi Analog”), Microsemi Corporation (“Microsemi”), the parent company of Microsemi Analog, entered into a License agreement with us with respect to our Remote Power Patent (See “Business - Licensing Program”).

At least for the next twelve months, we do not presently anticipate licensing efforts for our other patents besides our Remote Power Patent.  We may seek to acquire additional patents in the future.

The Patents

Our Patent Portfolio consist of the following patents:

U.S. Patent No. 6,218,930:  Apparatus and method for remotely powering access equipment over a 10/100 switched Ethernet network;

U.S. Patent No. 6,577,631:  Communication switching module for the transmission and control of audio, video, and computer data over a single network fabric;

U.S. Patent No. 6,574,242:  Method for the transmission and control of audio, video, and computer data over a single network fabric;

U.S. Patent No. 6,570,890:  Method for the transmission and control of audio, video, and computer data over a single network fabric using Ethernet packets;

U.S. Patent No. 6,539,011:  Method for initializing and allocating bandwidth in a permanent virtual connection for the transmission and control of audio, video, and computer data over a single network fabric; and

U.S. Patent No. 6,215,789:  Local area network for the transmission and control of audio, video, and computer data.

In August 2008, we were issued European Patent No. 1086556 titled “Integrated Voice and Data Communications over a Local Area Network” which covers the same technology as covered by our U.S. QoS family of patents.  The Patent has issued in France, Germany and Spain and is in the process of being issued in the United Kingdom and Ireland.  We have also been notified that the Canadian Intellectual Property Office has issued a Notice of Allowance for this patent and we anticipate its issuance in Canada prior to the end of this year.

Our future success is largely dependent upon our proprietary technologies, our ability to protect our intellectual property rights and consummate license agreements with respect to our Patent Portfolio.  The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our patents may not be successful.  We cannot be assured that our patents will be upheld, or that third parties will not invalidate our patents.  We face uncertainty as to the outcome of our litigation commenced in February 2008 against several major data networking equipment manufacturers pertaining to our Remote Power Patent.  (See Risk Factors “We face uncertainty as to the outcome of litigation with major data networking equipment manufacturers”).

The patent application for our Remote Power Patent was filed on March 11, 1999 and the patent was granted by the U.S. Office of Patent and Trademark on April 21, 2001.  The patent expires on March 11, 2020.

We were incorporated under the laws of the State of Delaware in July 1990.  Our offices are located at 445 Park Avenue, Suite 1028, New York, New York 10022 and our telephone number is (212) 829-5770.

Market Overview – Remote Power Patent

Our licensing efforts are currently focused on our Remote Power Patent.  Our Remote Power Patent (U.S. Patent No. 6,218,930) relates to several technologies which describe a methodology for controlling the delivery of power to certain devices over an Ethernet network.

The Institute of Electrical and Electronic Engineers (IEEE) is a non-profit, technical professional association of more than 370,000 individual members in approximately 160 countries. The Standards Association of the IEEE is responsible for the creation of global industry standards for a broad range of technology industries.  In 1999, at the urging of several industry vendors, the IEEE formed a task force to facilitate the adoption of a standardized methodology for the delivery of remote power over Ethernet networks which would insure interoperability among vendors of switches and terminal devices.  On June 13, 2003 the IEEE Standards Association approved the 802.3af Power over Ethernet standard (the “Standard”), which covers technologies deployed in delivering power over Ethernet networks.  The Standard provides for the Power Sourcing

Equipment (PSE) to be deployed in switches or as standalone midspan hubs to provide power to remote devices such as wireless access points, IP phones and network-based cameras. The technology is commonly referred to as Power over Ethernet (“PoE”).  We believe that our Remote Power Patent covers several of the key technologies covered by the Standard.

Ethernet is the leading local area networking technology in use today.  PoE technology allows for the delivery of power over Ethernet cables rather than by separate power cords.  As a result, a variety of network devices, including IP telephones, wireless LAN Access Points, web-based network security cameras, data collection terminals and other network devices, are able to receive power over existing data cables without the need to modify the existing infrastructure to facilitate the provision of power for such devices through traditional AC outlets.  Advantages such as lower installation costs, remote management capabilities, lower maintenance costs, centralized power backup, and flexibility of device location as well as the advent of worldwide power compatibility, create the possibility of PoE becoming widely adopted in networks throughout the world.

PoE provides numerous benefits including quantifiable returns on investment.  The cost of hiring electricians to pull power cables to remote locations used for access points or security cameras can rival or exceed the cost of the devices.  Another key benefit is the need for Voice over IP power reliability in the face of power failures.  Using PoE enables data center power supply systems to ensure on going power – a function that would be difficult and expensive to implement if each phone required AC outlets.

These and other advantages such as remote management capabilities, lower maintenance costs, and flexibility of device location have led to forecasts that PoE will be widely adopted in networks throughout the world.  The benefits of PoE are compelling as evidenced by the introduction of products by such leading vendors such as Cisco Systems, Foundry Networks, Extreme Networks, 3Com, Siemens, Nortel Networks and Avaya, as well as many others.

The ability to supply power to end-devices over Ethernet networks can be applied to other end-devices, such as advanced security cameras, RFID card readers, laptop computers, personal digital assistants and portable digital music players.  As the desire to connect more end-devices to the Ethernet network grows, we believe that PoE technology will become more widely used as a method to power these end-devices.

Additional Patents

We also own five (5) additional patents, besides our Remote Power Patent, covering various methodologies that provide for allocating bandwidth and establishing Quality of Service for delay sensitive data, such as voice, on packet data networks.  Quality of Service issues become important when data networks carry packets that contain audio and video which may require priority over data packets traveling over the same network.  Covered within these patents are also technologies that establish bi-directional communications control channels between network-connected devices in order to support advanced applications on traditional data networks.  We believe that potential licensees of the technologies contained in these patents would be vendors deploying applications that require the low latency transport of delay sensitive data such as video over data networks.

Network-1 Strategy

Our strategy is to capitalize on our Patent Portfolio by entering into licensing arrangements with third parties including manufacturers and users that utilize our Patent Portfolio’s proprietary technologies as well as any additional proprietary technologies covered by patents which may be acquired by us in the future.  We will also seek to enter into licensing arrangements with users of the proprietary technologies, including corporate, educational and governmental entities in those cases where the patent rights extend to the users of the technologies contained in manufactured products.

We do not anticipate manufacturing products utilizing our Patent Portfolio or any of the proprietary technologies contained in our Patent Portfolio. Accordingly, we do not anticipate establishing a manufacturing, sales or marketing infrastructure.  Consequently, we believe that our capital requirements will be less than the capital requirements for companies with such infrastructure requirements.

In connection with our activities relating to the protection of our Patent Portfolio, it may be necessary to assert patent infringement claims against third parties that we believe are infringing our Patent Portfolio, as is the case with our litigation against several major data networking equipment manufacturers (“Legal Proceedings – Pending Litigation Against Major Data Networking Equipment Manufacturers”) and as we previously asserted against D-Link (See “Legal Proceedings - D-Link Litigation”).

Licensing

In February 2004, we commenced licensing efforts with respect to our Remote Power Patent.  We believe that potential licensees include, among others, Wireless Local Area Networking (WLAN) equipment manufacturers, Local Area Networking (LAN) equipment manufacturers, Voice Over IP Telephony (VOIP) equipment manufacturers, and Network Camera manufacturers.  In addition, we believe that additional potential licensees include users of the equipment embodying the PoE technology covered by our Remote Power Patent, including corporate, educational and federal, state and local government users, as we believe that they are significant beneficiaries of the technologies covered by our Remote Power Patent.

ThinkFire Agreement

On November 30, 2004, we entered into a Master Services Agreement (the “Agreement”) with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which ThinkFire has been granted the exclusive (except for direct efforts by us and related companies) worldwide rights to negotiate license agreements for our Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either we or ThinkFire may terminate the Agreement upon 60 days notice for any reason or upon 30 days notice in the event of a material breach.  We have agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on our behalf after we recover our expenses.

Licensing Program

As of August 31, 2008, we had transmitted letters to approximately 250 companies offering licenses to our Remote Power Patent.  In addition, in September 2005 we initiated an industry-wide Power Up Licensing program that offered licenses for our Remote Power Patent to “early adopters” that included royalty rates and related fees at a discount from our standard royalty rates and fees for a limited time period.  The Power Up licensing program continued until May 2007.  No licenses were granted under the Power Up licensing program.

On June 25, 2008 we announced the introduction of a Special Licensing Program for our Remote Power Patent.  Our Special Licensing Program is of limited duration (through December 31, 2008) and is being implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to our standard licensing terms and conditions for our Remote Power Patent to vendors of finished products that comply with the PoE Standard, including equipment defined in the PoE Standard as Power Sourcing Equipment (PSE) and Powered Devices (PD).  The Special Licensing Program is available to all vendors of PoE equipment including those companies that are defendants in our pending patent litigation against several major data equipment manufacturers and who enter into a license agreement with us within 120 days of a scheduling order being entered in the case.  Our agreement with Microsemi Corp. - Analog Mixed Signal Group Ltd. (“Microsemi”), dated June 17, 2008, among other things, enables Microsemi to assist its customers’ evaluation of our Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to our Special Licensing Program.

Microsemi License

On August 13, 2008, as part of our agreement with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”), previously PowerDsine Ltd, entered into in June 2008, Microsemi Corporation (“Microsemi”), the parent company of Microsemi-Analog, entered into a license agreement with us with respect to our Remote Power Patent.  The license agreement provides that Microsemi is obligated to pay us quarterly royalty payments of 2% of the sales price for certain of its Midspan PoE products for the full term of our Remote Power Patent (March 2020).

D-Link License

In August 2007, we agreed to final licensing terms with D-Link Corporation and D-Link Systems (collectively, “D-Link”) as part of a settlement agreement of our patent infringement litigation against D-Link in the United States District Court for the Eastern District of Texas, Tyler Division for infringement of our Remote Power Patent (See “Legal Proceedings - D-Link Litigation”).

The license terms include the agreement by D-Link to license our Remote Power Patent for its full term which expires in March 2020, and the payment of monthly royalty payments (beginning as of May 26, 2007) based upon a running royalty rate of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards.  The royalty rate is subject to adjustment beginning the second quarter of 2008 to a royalty rate consistent with other similarly situated licensees of our Remote Power Patent that may vary according to units and volumes of licensed products sold.  In addition, D-Link paid us an upfront payment upon signing of the license agreement of $100,000.  The products covered by the settlement include D-Link Power over Ethernet enabled switches, wireless access points, and network security cameras, among others.

Legal Representation

In February 2008, we entered into an agreement with Dovel & Luner, LLP pursuant to which such firm provides legal services to us with respect to our litigation commenced in February 2008 against several major data networking equipment manufacturers, pending in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent (See “Legal Proceedings”).  The terms of our agreement with Dovel & Luner, LLP provide for fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% depending upon when an outcome is achieved.

With respect to our litigation against D-Link, which was settled in May 2007, we utilized the services of Blank Rome, LLP, on a full contingency basis and also the services of Potter Mitton, P.C. (Tyler, Texas) on an hourly basis to serve as local counsel.  In accordance with our contingency fee agreement with Blank Rome LLP, we will pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by us from our license agreement with D-Link after we recover our expenses related to the litigation.

Competition

The telecommunications and data networking licensing market is characterized by intense competition and rapidly changing business conditions, customer requirements and technologies.  Our current and potential competitors have longer operating histories, greater name recognition and possess substantially greater financial, technical, marketing and other competitive resources than us.  Although we believe that we have enforceable patents relating to telecommunications and data networking, there can be no assurance that our Patent Portfolio will be upheld or that third parties will not invalidate any or all of the patents in our Patent Portfolio.  In addition, our current and potential competitors may develop technologies that may be more effective than our proprietary technologies or that would render our technologies less marketable or obsolete.  We may not be able to compete successfully.

In addition, other companies may develop competing technologies that offer better or less expensive alternatives to PoE and the other technologies covered by our Patent Portfolio.  Several companies have notified the IEEE that they may have patents and proprietary technologies that are covered by the Standard.   In the event any of those companies asserts claims relating to our patents, the licensing royalties available to us may be limited.  Moreover, technological advances or entirely different approaches developed by one or more of our competitors or adopted by various standards groups could render our Remote Power Patent obsolete, less marketable or unenforceable.

Description of Property

We currently lease office space in New York City at a cost of $3,400 per month under a lease which expires in June 2009.

Employees and Consultants

As of the date of this prospectus, we had one full-time employee, no part-time employees and three consultants.

LEGAL PROCEEDINGS

Pending Litigation Against Major Data Networking Equipment Manufacturers

In February 2008, we commenced litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The defendants in the lawsuit include Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendant’s continued willful infringement of our Remote Power Patent.  In their answers to the complaint, the defendants asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on our company.

D-Link Litigation

On August 10, 2005, we commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively, D-Link) in the United States District Court for the Eastern District of Texas, Tyler division (Civil Action No. 6:05W291), for infringement  of our Remote Power Patent (U.S. Patent No. 6,218,930).  Our complaint sought, among other things, a judgment that our Remote Power Patent is enforceable and has been infringed by the defendants.  We also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of our Remote Power Patent.  On February 27, 2006, the D-Link defendants filed answers and asserted counterclaims.  In their answers, the D-Link defendants asserted that they did not infringe any valid claim of our Remote Power Patent, and further asserted that the asserted patent claims are invalid and/or unenforceable.  In addition to these defenses, the D-Link defendants also asserted counterclaims for, among other things, non-infringement, invalidity and unenforceability of our Remote Power Patent.

On April 25, 2007, we agreed to a settlement of our patent infringement litigation against D-Link.  Under the terms of the settlement which were finalized in August 2007, D-Link entered into a license agreement for our Remote Power Patent, the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of the Remote Power Patent, which expires in March 2020.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid us $100,000 upon signing of the settlement agreement.

PowerDsine Settlement

On November 16, 2005, we entered into a Settlement Agreement with PowerDsine, Inc. and PowerDsine Ltd. (collectively, “PowerDsine”) which dismissed, with prejudice, patent litigation brought by PowerDsine against us in March 2004 in the United States District Court for the Southern District of New York that sought a declaratory judgment that our Remote Power Patent (U.S. Patent No. 6,218,930) was invalid and not infringed by PowerDsine and/or its customers.

Under the terms of the Settlement Agreement, we agreed that we will not initiate litigation against PowerDsine for its sale of Power over Ethernet (PoE) integrated circuits.  In addition, we agreed that we will not seek damages for infringement from customers that incorporate PowerDsine integrated circuit products in PoE capable Ethernet switches manufactured on or before April 30, 2006. PowerDsine agreed that it would not initiate, assist or cooperate in any legal action relating to our Remote Power Patent.  We also agreed that we will not initiate litigation against PowerDsine or its customers for infringement of our Remote Power Patent arising from the manufacture and sale of PowerDsine Midspan products for three years following the dismissal date.  No licenses to use the technologies covered by our Remote Power Patent were granted to PowerDsine or its customers under the terms of the November 2005 settlement.  The Settlement Agreement further provides that PowerDsine is obligated to provide each of its customers with written notice of the settlement, which notice shall disclose that no license for our Remote Power Patent has been provided to PowerDsine’s customers and that in order to combine, modify or integrate any PowerDsine product with or into any other device or software, PowerDsine’s customers may need to receive patent license(s) for such third party patents which is the customer’s responsibility.

In June 2008 we entered into a new agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (previously PowerDsine Ltd), a subsidiary of Microsemi Corporation (Nasdaq: MSCC) a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amended the prior settlement agreement entered into between the parties in November 2005.  Under the new agreement, on June 25, 2008 we announced the commencement of an industry-wide Special Licensing Program for our Remote Power Patent to vendors of PoE equipment.   The Special Licensing Program is of limited duration (through December 31, 2008) and is being implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to our standard licensing terms and conditions for our Remote Power Patent to PoE vendors who are “early adopters” and enter into license agreements without delay to avoid litigation and higher royalties.  The new agreement enables Microsemi to assist in its customer’s evaluation of the Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to our new Special Licensing Program, an activity that was previously prohibited by the 2005 Settlement Agreement with PowerDsine.  In addition, pursuant to the terms of the new agreement, on August 13, 2008 Microsemi Corporation entered into a license agreement under the Special Licensing Program for our Remote Power Patent with respect to certain of its Midspan PoE products pursuant to which Microsemi is obligated to pay us quarterly royalty payments of 2% of the sales price of certain of its Midspan products.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  All proceeds from the sale of such shares will be for the accounts of the selling stockholders.  We will receive proceeds from the exercise of all warrants and options held by the selling stockholders and exercised by the payment of cash.  Cash proceeds that we may receive upon exercise of the warrants and options will be used for working capital purposes.

SELLING STOCKHOLDERS

The following table set forth the names of the selling stockholders who may sell their shares under this prospectus from time to time.  The selling stockholders are not obligated to sell any of the shares offered by this prospectus.  The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

We are registering 9,655,949 shares of our common stock for resale by the selling stockholders.  We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, of which this prospectus is a part, with respect to the resale of:

•	2,166,667 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued to investors in our private offering completed on April 16, 2007;

•	360,000 shares of common stock issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007;

•	1,116,250 shares of our common stock issuable upon exercise of warrants issued in our private offering completed in December 2004 and January 2005; and

•	3,046,365 shares of our common stock and 1,300,000 shares of our common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties.

The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions.  Pursuant to Rule 416 under the Securities Act, however, such shares are included in the Registration Statement of which this prospectus is a part.

The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales.  Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.

Of the selling stockholders listed in the table below, Eric Singer, Hilary Bergman, Brad Reifler, Jack Brimberg, Theodore J. Marolda, Jay Tomlinson and Steven Heinemann are believed by us to be affiliates of broker-dealers, who purchased the shares in the ordinary course of business and at the time of the purchase of the securities to be resold, such selling stockholders did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except: (i) Corey M. Horowitz is our Chairman and Chief Executive Officer, (ii) Mr. Horowitz and Laurent Ohana serve on our board of directors, (iii) Robert Graifman is a former director, (iv) Brad Reifler is affiliated with Pali Capital, Inc., a placement agent with respect to our April 2007 private offering, (v) Eric Singer, Hilary Bergman and Matthew Pilkington were affiliated with Pali Capital, Inc. at the time of our April 2007 private offering and (v) Jack Brimberg, Theodore J. Marolda and Jay Tomlinson are affiliated with Brimberg & Co., L.P., also a placement agent with respect to our April 2007 private offering.

Name	Number of Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered		Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)

Corey M. Horowitz	10,073,185	(3)	4,346,365	(4)	5,726,820	19.2%

CMH Capital Management Corp.	3,767,800	(5)	3,767,800	(5)	0	0%

Donna Slavitt	67,471		67,471		0	0%

Logan Zev Horowitz 1999 Trust	55,000	(6)	55,000	(6)	0	0%

Dylan Max Horowitz 1999 Trust	55,000	(6)	55,000	(6)	0	0%

Corey M. Horowitz Custodian for Zachary Jordon Horowitz	55,000	(6)	55,000	(6)	0	0%

Horowitz Partners	2,291	(7)	2,291	(7)	0	0%

Hound Partners, LLC	3,279,916	(8)	3,250,500	(9)	29,916	*

Hound Partners Offshore Fund, L.P.	1,737,802	(10)	1,707,886	(11)	29,916	*

Hound Partners, L.P.	1,542,114	(12)	1,542,114	(12)	0	0%

Graham Partners, L.P.	500,000	(13)	166,667	(14)	333,333	1.0%

Aurelian Partners, L.P.	611,300	(15)	166,667	(16)	444,633	1.8%

Name	Number of Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered		Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)

Brian T. Horey SEP-IRA, Charles Schwab & Co. Custodian	100,000	(17)	33,333	(18)	66,667	*

Zaykowski Limited Partners, L.P.	33,333	(19)	33,333	(19)	0	0%

Zaykowski Qualified Partners, L.P.	33,333	(20)	33,333	(20)	0	0%

Lewis Opportunity Fund, L.P.	70,833	(21)	70,833	(21)	0	0%

LAM Opportunity Fund, LTD	12,500	(22)	12,500	(22)	0	0%

Theodore J. Marolda	83,578	(23)	54,000	(24)	29,578	*

Jack Brimberg	37,500	(25)	37,500	(25)	0	0%

Jay Tomlinson	16,500	(26)	16,500	(26)	0	0%

Matthew Pilkington	17,560	(27)	7,560	(28)	10,000	*

Emigrant Capital Corporation	1,312,500	(29)	187,500	(30)	1,125,000	4.7%

Eric Singer	1,184,840	(31)	543,840	(32)	641,000	2.7%

Singer Opportunity Fund, L.P.	720,225	(33)	268,125	(34)	425,100	1.9%

Singer Fund, L.P.	249,775	(35)	106,875	(36)	142,900	*

David M. Seldin	474,000	(37)	65,000	(38)	409,000	2.1%

Robert Graifman	382,277	(39)	75,000	(40)	307,277	1.6%

Gilbert S. Stein	175,000	(41)	25,000	(42)	150,000	*

John R. Hart	75,000	(43)	25,000	(44)	50,000	*

Granite Bridge Fund, L.P.	131,250	(45)	56,250	(46)	75,000	*

CGA Resources, LLC	87,500	(47)	12,500	(48)	75,000	*

Barry S. Friedberg	87,500	(49)	12,500	(50)	75,000	*

Dasa Sada, LLC	87,500	(51)	12,500	(52)	75,000	*

Steven Ackerman	165,500	(53)	12,500	(54)	153,000	*

Francis May	43,750	(55)	6,250	(56)	37,500	*

Matthew Balk	7,500	(57)	7,500	(57)	0	0%

Kenneth L. Walters	17,500	(58)	2,500	(59)	15,000	*

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)

Jeb Investment Ltd.	165,450	(60)	23,750	(61)	141,700	*

Jeb Partners, L.P.	155,050	(62)	23,750	(63)	131,300	*

Manchester Explorer Limited Partnership	115,200	(64)	15,000	(65)	100,200	*

Steven D. Heineman	1,699,252	(66)	91,667	(67)	1,607,585	6.6%

Brian Eng	112,500	(68)	12,500	(69)	100,000	*

Brad Reifler	50,925	(70)	43,425	(71)	7,500	*

Steven Goldfarb	8,750	(72)	3,750	(73)	5,000	*

Hilary Bergman	50,925	(74)	43,425	(75)	7,500	*

Samuel Solomon	15,000	(76)	2,500	(77)	12,500	*

Jeffrey Finkle	45,000	(78)	45,000	(78)	0	0%

Edward Sussi	5,000	(79)	5,000	(79)	0	0%

Alan Friedman	5,000	(80)	5,000	(80)	0	0%

Alan Weiner	43,750	(81)	18,750	(82)	25,000	*

Laurent Ohana	195,833	(83)	50,000	(84)	145,833	*
__________________
*  Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Security Solutions, Inc., 445 Park Avenue, Suite 1028, New York, New York 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 24,135,557 shares of common stock outstanding.

(3)
Includes (i) 343,803 shares of common stock held by Mr. Horowitz, (ii) 5,726,820 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,467,800 shares of common stock held by CMH Capital Management Corp. (“CMH”), (iv) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of common stock subject to currently exercisable options held by CMH, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) an aggregate of 165,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 104,375 shares of common stock which are not currently exercisable.  The address of CMH Capital Management Corp. is 445 Park Avenue, New York, New York 10022.

(4)
Includes (i) 343,803 shares of common stock held by Mr. Horowitz, (ii) 2,467,800 shares of common stock held by CMH, (iii) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (iv) 750,000 shares of common stock subject to currently exercisable options held by CMH, (v) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vi) an aggregate of 165,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (vii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.

(5)
Includes (i) 2,467,800 shares of common stock, (ii) 550,000 shares of common stock subject to currently exercisable warrants and (iii) 750,000 shares of common stock subject to currently exercisable options.  Corey M. Horowitz, by virtue of being the sole officer and shareholder of CMH Capital Management Corp., has sole power to vote and dispose of the shares of common stock owned by CMH.

(6)
Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts.  Corey M. Horowitz, by virtue of being custodian for Zachary Jordan Horowitz, has the sole power to vote and dispose of such shares.

(7)
Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

(8)
Includes (i) 1,057,215 shares of common stock and 484,899 shares of common stock subject to currently exercisable warrants held by Hound Partners, LP and (ii) 1,139,368 shares of common stock and 598,434 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, LP.  Jonathan Auerbach is the managing member of Hound Performance, LLC and Hound Partners, LLC.  Hound Performance, LLC is the general partner of Hound Partners, LP and Hound Partners Offshore Fund, L.P.  Hound Partners, LLC is the investment manager of Hound Partners, LP and Hound Partners Offshore Fund, L.P.  The securities may be deemed to be beneficially owned by Hound Performance, LLC, Hound Partners LLC and Jonathan

Auerbach.  The aforementioned beneficial ownership is based upon a Schedule 13G jointly filed by Hound Partners, LLC, Hound Performance, LLC, Hound Partners, L.P. and Hound Partners Offshore Fund, LP, with the Securities and Exchange Commission on April 26, 2007, a Form 3 jointly filed by Hound Partners, LLC, Hound Performance, LLC and Jonathan Auerbach with the Securities and Exchange Commission on April 26, 2007 and a Form 4 jointly filed by Hound Partners, LLC, Hound Performance LLC and Jonathan Auerbach with the Securities and Exchange Commission on August 8, 2008. Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, has the power to vote and dispose of the securities held by Hound Partners, LP and Hound Partners Offshore Fund, L.P.

(9)
Includes (i) 1,057,215 shares of common stock and 484,899 shares of common stock subject to currently exercisable warrants owned by Hound Partners, L.P. and (ii) 1,109,452 shares of common stock and 598,434 shares of common stock subject to currently exercisable warrants owned by Hound Partners Offshore Fund, L.P.

(10)	Includes (i) 1,139,368 shares of common stock and (ii) 598,434 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, L.P.

(11)	Includes (i) 1,109,452 shares of common stock and (ii) 598,434 shares of common stock subject to currently exercisable warrants.

(12)	Includes (i) 1,057,215 shares of common stock and (ii) 484,899 shares of common stock subject to currently exercisable warrants owned by Hound Partners, LP.

(13)
Includes (i) 333,333 shares of common stock and (ii) 166,667 shares of common stock subject to currently exercisable warrants owned by Graham Partners, L.P. Harold W. Berry III, as the general partner of Graham Partners, L.P., has the power to vote and dispose of the securities owned by Graham Partners, L.P.

(14)	Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Graham Partners, L.P.

(15)
Includes (i) 444,633 shares of common stock and (ii) 166,667 shares of common stock subject to currently exercisable warrants owned by Aurelian Partners, L.P.  Brian Horey, as general partner of Aurelian Partners, L.P., has sole power to vote and dispose of the securities owned by Aurelian Partners, L.P.

(16)	Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Aurelian Partners, L.P.

(17)	Includes (i) 66,667 shares of common stock and (ii) 33,333 shares of common stock subject to currently exercisable warrants owned by Brian T. Horey SEP-IRA, Charles Schwab & Co. Custodian.

(18)	Includes 33,333 shares of common stock subject to currently exercisable warrants.

(19)
Includes 33,333 shares of common stock subject to currently exercisable warrants owned by Zaykowski Limited Partners, L.P.  Paul Zaykowski, as the general partner of Zaykowski Limited Partners, L.P., has the sole power to vote and dispose of the securities owned by Zaykowski Limited Partners, L.P.

(20)
Includes 33,333 shares of common stock subject to currently exercisable warrants owned by Zaykowski Qualified Partners, L.P. Paul Zaykowski, as the general partner of Zaykowski Qualified Partners, L.P., has the sole power to vote and dispose of the securities owned by Zaykowski Qualified Partners, L.P.

(21)
Includes 70,833 shares of common stock subject to currently exercisable warrants owned by Lewis Opportunity Fund, L.P.  W. Austin Lewis IV as general partner/portfolio manager has the sole power to vote and dispose of the securities owned by Lewis Opportunity Fund, L.P.

(22)
Includes 12,500 shares of common stock subject to currently exercisable warrants owned by LAM Opportunity Fund, L.P.  W. Austin Lewis IV, as General Partner/Portfolio Manager, has the sole power to vote and dispose of the securities owned by LAM Opportunity Fund.

(23)	Includes (i) 29,578 shares of common stock and (ii) 54,000 shares of common stock subject to currently exercisable warrants.

(24)	Includes 54,000 shares of common stock subject to currently exercisable warrants.

(25)	Includes 37,500 shares of common stock subject to currently exercisable warrants.

(26)	Includes 16,500 shares of common stock subject to currently exercisable warrants.

(27)	Includes (i) 10,000 shares of common stock and (ii) 7,560 shares of common stock, subject to currently exercisable warrants.

(28)	Includes 7,560 shares of common stock subject to currently exercisable warrants.

(29)
Includes (i) 1,125,000 shares of common stock and (ii) 187,500 shares of common stock subject to currently exercisable warrants.  Howard Millstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation.  The address of Emigrant Capital Corporation is 6 East 43rd Street, New York, New York  10017.

(30)	Includes 187,500 shares of common stock subject to currently exercisable warrants.

(31)
Includes (i) 452,100 shares of common stock and 268,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P., (ii) 142,900 shares of common stock and 106,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P., (iii) 38,000 shares of common stock and 168,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer and (iv) 8,000 shares of common stock owned by Singer Congressional Fund, L.P. Singer Fund Management, LLC makes all investment and voting decisions on behalf of Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P.  The aforementioned is based in part on a Schedule 13G filed jointly by Singer Fund Management, LLC, Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P. with the Securities and Exchange Commission on March 23, 2005.

(32)
Includes (i) 268,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P., (ii) 106,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P., and (iii) 168,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer.

(33)
Includes (i) 452,100 shares of common stock and (ii) 268,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P.  Eric Singer, by virtue of being managing member of Singer Opportunity Fund, L.P. and Singer Fund Management, LLC, has sole power to vote and dispose of the shares owned by Singer Opportunity Fund, L.P.  The address of Singer Opportunity Fund, L.P. is 650 Fifth Avenue, New York, New York  10019.

(34)	Includes 268,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P.

(35)
Includes (i) 142,900 shares of common stock and (ii) 106,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P.  Eric Singer, by virtue of being managing member of Singer Fund, L.P. and Singer Fund Management, LLC, has sole power to vote and dispose of the securities owned by Singer Fund, L.P.  The address of Singer Fund, L.P. is 650 Fifth Avenue, New York, New York  10019.

(36)	Includes 106,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P.

(37)	Includes (i) 409,000 shares of common stock and (ii) 65,000 shares of common stock subject to currently exercisable warrants.

(38)	Includes 65,000 shares of common stock subject to currently exercisable warrants.

(39)	Includes (i) 154,777 shares of common stock and (ii) 75,000 shares of common stock subject to currently exercisable warrants and (iii) 152,500 shares subject to currently exercisable stock options.

(40)	Includes 75,000 shares of common stock subject to currently exercisable warrants.

(41)	Includes (i) 150,000 shares of common stock and (ii) 25,000 shares of common stock subject to currently exercisable warrants.

(42)	Includes 25,000 shares of common stock subject to currently exercisable warrants.

(43)	Includes 50,000 shares of common stock and (ii) 25,000 shares of common stock subject to currently exercisable warrants.

(44)	Includes 25,000 shares of common stock subject to currently exercisable warrants.

(45)
Includes (i) 75,000 shares of common stock and (ii) 56,250 shares of common stock subject to currently exercisable warrants.  Clarke Adams, by virtue of being managing partner of Granite Bridge Fund, L.P., may be deemed to have sole power to vote and dispose of the securities owned by Granite Bridge Fund, L.P.

(46)	Include 56,250 shares of common stock subject to currently exercisable warrants.

(47)
Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.  Cass Gunther Adelman, by virtue of being the sole member of CGA Resources, LLC, may be deemed to have sole power to vote and dispose of the securities.

(48)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(49)	Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.

(50)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(51)
Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.  Allysa Ackerman, by virtue of being the sole member of Dasa Sada, LLC, may be deemed to have sole power to vote and dispose of the securities.

(52)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(53)	Includes (i) 75,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.

(54)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(55)	Includes (i) 37,500 shares of common stock and (ii) 6,250 shares of common stock subject to currently exercisable warrants.

(56)	Includes 6,250 shares of common stock subject to currently exercisable warrants.

(57)	Includes 7,500 shares of common stock subject to currently exercisable warrants.

(58)	Includes (i) 15,000 shares of common stock and (ii) 2,500 shares of common stock subject to currently exercisable warrants.

(59)	Includes 2,500 shares of common stock subject to currently exercisable warrants.

(60)
Includes (i) 141,700 shares of common stock and (ii) 23,750 shares of common stock subject to currently exercisable warrants.  James Bresser, by virtue of being a partner of the investment advisor of Jeb Investment Ltd., may be deemed to have sole power to vote and dispose of the securities.

(61)	Includes 23,750 shares of common stock subject to currently exercisable warrants.

(62)
Includes (i) 131,300 shares of common stock and (ii) 23,750 shares of common stock subject to currently exercisable warrants.  James Bresser, by virtue of being an officer of the general partner of Jeb Partners, L.P., may be deemed to have sole power to vote and dispose of the securities.

(63)	Includes 23,750 shares of common stock to currently exercisable warrants.

(64)
Includes (i) 100,200 shares of common stock and (ii) 15,000 shares of common stock subject to currently exercisable warrants. James Bresser, by virtue of being an officer of Manchester Explorer Limited Partnership, may be deemed to have sole power to vote and dispose of the securities.

(65)	Includes 15,000 shares of common stock subject to currently exercisable warrants.

(66)	Includes (i) 1,607,585 shares of common stock and (ii) 91,667 shares of common stock subject to currently exercisable warrants.

(67)	Includes 91,667 shares of common stock subject to currently exercisable warrants.

(68)	Includes (i) 100,000 shares of common stock and (ii) 12,500 shares of common stock subject to currently exercisable warrants.

(69)	Includes 12,500 shares of common stock subject to currently exercisable warrants.

(70)	Includes (i) 7,500 shares of common stock and (ii) 43,425 shares of common stock subject to currently exercisable warrants.

(71)	Includes 43,425 shares of common stock subject to currently exercisable warrants.

(72)	Includes (i) 5,000 shares of common stock and (ii) 3,750 shares of common stock subject to currently exercisable warrants.

(73)	Includes 3,750 shares of common stock subject to currently exercisable warrants.

(74)	Includes (i) 7,500 shares of common stock and (ii) 43,425 shares of common stock subject to currently exercisable warrants.

(75)	Includes 43,425 shares of common stock subject to currently exercisable warrants.

(76)	Includes (i) 12,500 shares of common stock and (ii) 2,500 shares of common stock subject to currently exercisable warrants.

(77)	Includes 2,500 shares of common stock subject to currently exercisable warrants.

(78)	Includes 45,000 shares of common stock subject to currently exercisable warrants.

(79)	Includes 5,000 shares of common stock subject to currently exercisable warrants.

(80)	Includes 5,000 shares of common stock subject to currently exercisable warrants.

(81)	Includes (i) 25,000 shares of common stock and (ii) 18,750 shares of common stock subject to currently exercisable warrants.

(82)	Includes 18,750 shares of common stock subject to currently exercisable warrants.

(83)	Includes 195,833 shares of common stock subject to currently exercisable warrants and options.

(84)	Includes 50,000 shares of common stock subject to currently exercisable warrants.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this prospectus.  The selling stockholders will bear all expenses associated with the sale of their common stock including commissions and brokerage fees.

The selling stockholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	ordinary brokerage transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may offer their shares of common stock at any of the following prices:

•	fixed prices that may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; and

•	at negotiated prices.

The selling stockholders may effect transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the OTC Bulletin Board or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Any shares of common stock offered under this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may also be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders with respect to any purchase or sale of shares of common stock are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (the “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling stockholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect of our common stock.

There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder or otherwise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Our principal business is the acquisition, development, licensing and protection of our intellectual property. We presently own six patents covering various telecommunications and data networking technologies (the “Patent Portfolio”) including, among others, patents covering the delivery of power over Ethernet for the purpose of remotely powering network devices, and the transmission of audio, video and data over computer and telephony networks. Our strategy is to pursue licensing and strategic business alliances with companies in the industries that manufacture and sell products that make use of the technologies underlying our patents as well as with other users of the technology who benefit directly from the technology including corporate, educational and governmental entities.

To date, our efforts with respect to our Patent Portfolio have focused on licensing our patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  In August, 2007, as part of a settlement agreement relating to our litigation with D-Link, we entered into a license agreement with D-Link pertaining to our Remote Power Patent (See “Business - Licensing - D-Link License”).  In February 2008, we commenced patent infringement litigation against several major data networking equipment manufacturers including Cisco Systems, Inc. and seven (7) other defendants (See “Legal Proceedings”).  During the next 12 months we do not presently anticipate licensing efforts for our other patents besides our Remote Power Patent.  In August 2008, as part of our new agreement with Microsemi Corp - Analog Mixed Signal Group Ltd. (“Microsemi”) entered into in June 2008, Microsemi entered into a license agreement with us with respect to our Remote Power Patent (See “Business - Licensing - Microsemi License”).

To date we have incurred significant losses and at June 30, 2008 had an accumulated deficit of $(49,998,000).  For the year ended December 31, 2007 and for the three and six months ended June 30, 2008, we incurred net losses of $(2,998,000), $(402,000) and $(721,000), respectively.  We anticipate that we will continue to incur losses until we enter into additional license agreements with respect to our patented technologies.  We achieved revenue of $232,000 from our technology licensing business for the year ended December 31, 2007 and $134,000 for the six months ended June 30, 2008 with respect to royalties pertaining to our Remote Power Patent.  Our inability to consummate additional material license agreements and achieve revenue from our patented technologies would have a material adverse effect on our operations and our ability to continue business.

Our success and ability to generate revenue is largely dependent on our ability to consummate licensing arrangements with third parties.  In November 2004, we entered into an agreement with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which ThinkFire has been granted the exclusive worldwide rights to negotiate license agreements for our Remote Power Patent with certain agreed-upon potential licensees.  We have agreed to pay ThinkFire a fee of up to 20% of the royalty payments received from license agreements consummated by ThinkFire on our behalf after we recover our expenses.

In August 2007 we finalized the settlement of our patent litigation against D-Link in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent (U.S. Patent No. 6,218,930).  Under the terms of the settlement, D-Link has agreed to license our the Remote Power Patent, the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full life of our Remote Power Patent, which expires in March 2020.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of our Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid us $100,000 upon signing the settlement agreement.  Notwithstanding the settlement and our license agreement with D-Link, there is no assurance that we will achieve significant royalty revenue from D-Link, that we will be able to achieve additional license agreements with third parties relating to our Remote Power Patent or our other patents, or that such license arrangements will result in material revenue to us.

In February 2008, we commenced litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of our Remote Power Patent.  The defendants in the lawsuit include Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  We seek injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendants’ continued willful infringement of our Remote Power Patent.  To date, all of the defendants have answered the complaint and asserted that they do not infringe any valid claim of our Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of our Remote Power Patent.  In the event that the Court determines that our Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on us.

RESULTS OF OPERATIONS

Year Ended December 31, 2007 Compared To Year Ended December 31, 2006

We had revenues of $232,000 for the year ended December 31, 2007 (“2007”) which were related to receipt of royalties from our license agreement with D-Link.  The Company had no revenues for the year ended December 31, 2006 (“2006”).

We had a cost of royalties of $12,000 for 2007 which was related to the payment of bonus compensation on the royalties pursuant to an agreement with our Chief Executive Officer.  The gross profit for 2007 was $220,000 as compared to no gross profit for 2006.

General and administrative expenses include overhead expenses, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses increased by $444,000, from $1,548,000 for 2006 to $1,992,000 for 2007, primarily attributable to increased legal fees and expenses attributable to the D-Link litigation.

We incurred an operating loss of ($3,175,000) for 2007 compared with an operating loss of ($2,027,000) for 2006.  Included in the operating loss for 2007 was $1,403,000 in charges relating to non-cash compensation expenses as compared to $479,000 for 2006. These losses were offset by interest earned of $177,000 and $69,000 for 2007 and 2006, respectively.

No provision for or benefit from federal, state or foreign income taxes was recorded for 2007 and 2006 because we incurred net operating losses and fully reserved our deferred tax assets as their future realization could not be determined.

As a result of the foregoing, we incurred a net loss of $(2,998,000) for 2007 compared with a net loss of $(1,958,000) for 2006.

Six Months Ended June 30, 2008 Compared To Six Months Ended June 30, 2007

We had revenues of $134,000 for the six months ended June 30, 2008 which were related to the receipt of royalties from D-Link pursuant to our license agreement with D-Link.  We had no revenues for the six months ended June 30, 2007.

We had a cost of royalties of $7,000 for the six months ended June 30, 2008 which was related to the payment of bonus compensation on the royalties pursuant to an employment agreement with our Chief Executive Officer.  The gross profit for the six months ended June 30, 2008 was $127,000 as compared to no gross profit for the six months ended June 30, 2007.

General and administrative expenses include overhead expenses, and finance, accounting, legal and other professional services incurred by us.  General and administrative expenses decreased by $463,000, from $1,233,000 for the six months ended June 30, 2007 to $770,000 for the six months ended June 30, 2008, due primarily to decreased fees and expenses as a result of the settlement of the D-Link litigation.

We incurred an operating loss of ($789,000) for the six months ended June 30, 2008 compared with an operating loss of ($2,460,000) for the six months ended June 30, 2007.  Included in the operating loss for the six months ended June 30, 2008 was $146,000 in charges relating to non-cash compensation expenses as compared to $1,227,000 for such non-cash compensation expenses for the six months ended June 30, 2007.  These losses were offset by interest earned of $68,000 and $63,000 for the six months ended June 30, 2008 and 2007, respectively.

No provision for or benefit from federal, state or foreign income taxes was recorded for the six months ended June 30, 2008 and June 30, 2007 because we incurred net operating losses and fully reserved our deferred tax assets as their future realization could not be determined.

As a result of the foregoing, we incurred a net loss of $(721,000) for the six months ended June 30, 2008 compared with a net loss of $(2,397,000) for the six months ended June 30, 2007.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations primarily from the sale of equity securities.  In April 2007, we completed a private offering of equity securities resulting in gross proceeds of $5,000,000.  In addition, during the fourth quarter of 2007 we received $1,184,375 of cash proceeds from the exercise of warrants issued in December 2004 and January 2005.  We anticipate, based on currently proposed plans and assumptions relating to our operations, that our cash and cash equivalents of approximately $5,140,000 as of June 30, 2008 will more likely than not be sufficient to satisfy our operations and capital requirements until at least December 31, 2009.  There can be no assurance, however, that such funds will not be expended prior thereto. In the event our plans change, or our assumptions change, or prove to be inaccurate (due to unanticipated expenses, difficulties, delays or otherwise), we may have insufficient funds to support our operations prior to December 31, 2009.  Our inability to consummate material licensing arrangements with respect to our Remote Power Patent and generate revenues therefrom on a timely basis or obtain additional financing when needed would have a material adverse effect on our company, requiring us to curtail or cease operations. In addition, any equity financing may involve substantial dilution to our current stockholders.

Critical Accounting Policies:

Patents:

We own a patent portfolio that relates to various telecommunications and data networking technologies.  We capitalize the costs associated with the acquisition, registration and maintenance of the patents and amortize these assets over their remaining useful lives on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life for the patents.

Impairment of long-lived assets:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, we record impairment losses on long-lived assets used in operations or expected to be disposed of when indicators of impairment exist and the cash flows expected to be derived from those assets are less than the carrying amounts of those assets.

Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On February 2, 2006, we dismissed Eisner LLP, our then principal independent accountant to audit our financial statements.  Eisner LLP’s report on our financial statements for the year ended December 31, 2004 did not contain an adverse opinion or disclaimer opinion, and was not modified as to uncertainty, audit scope or accounting principles.  Eisner LLP did not audit our financial statements for the year ended December 31, 2005 or issue a report thereon.  During the year ended December 31, 2005 and the subsequent interim period there were no disagreements with Eisner LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Eisner LLP, would have caused Eisner LLP to make reference to the subject matter of the disagreement(s) in connection with its report on our financial statements.

On February 2, 2006, we engaged Radin, Glass & Co., LLP as our new principal independent accountant to audit our financial statements.  We (or someone on our behalf) did not consult Radin, Glass & Co., LLP with respect to the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements.

MANAGEMENT

Our current officers and directors as of the date of this prospectus are as follows:

NAME	AGE	POSITION
Corey M. Horowitz	53	Chairman, Chief Executive Officer and Secretary, Chairman of the Board of Directors
David C. Kahn	56	Chief Financial Officer
Robert M. Pons	51	Director
Laurent Ohana	45	Director

Corey M. Horowitz became our Chairman and Chief Executive Officer in December 2003.  Mr. Horowitz has also served as Chairman of our Board of Directors since January 1996 and has been a member of our Board of Directors since April 1994.  In January 2003, Mr. Horowitz also became our Secretary.  Mr. Horowitz is also President and sole shareholder of CMH Capital Management Corp. (“CMH”), a New York investment advisory and merchant banking firm, which he founded in September 1991. During the period June 2001 through December 2003, CMH rendered financial advisory services to us.  From January 1986 to February 1991, Mr. Horowitz was a general partner in charge of mergers and acquisitions at Plaza Securities Co., a New York investment partnership.

David C. Kahn, CPA, became our Chief Financial Officer in January 2004.  Since December 1989, Mr. Kahn has provided accounting and tax services on a consulting basis to private and public companies.  He also serves as a faculty member of Yeshiva University in New York, a position he has held since August 2000.

Robert M. Pons became a director of our company in December 2003.  Mr. Pons is currently Senior Vice President of TMNG Global (NasdaqGM: TMNG), a leading provider of professional services to the converging communications media and entertainment industries and the capital formation firms that support it.  From January 2004 until April 2007, Mr. Pons served as President and Chief Executive Officer of Uphonia, Inc. (PK:UPHN) (previously SmartServ Online, Inc.), a wireless applications service provider.  From August 2003 until January 2004, Mr. Pons served as Interim Chief Executive Officer of SmartServ Online, Inc. on a consulting basis.  From March 1999 to August 2003, he was President of FreedomPay, Inc., a wireless device payment processing company.  During the period January 1994 to March 1999, Mr. Pons was President of Lifesafety Solutions, Inc., an enterprise software company.  Mr. Pons has over 20 years of management experience with telecommunications companies including MCI, Inc., Sprint, Inc. and Geotek, Inc.

Laurent Ohana became a director of our company in September 2005.  Mr. Ohana is currently the Managing Partner of Parkview Ventures LLC (“Parkview”), a company engaged in merchant banking activities, including making investments in, and providing strategic advisory services to, information technology firms in the US and internationally.  From 1999 to 2002, Mr. Ohana was the CEO of Inlumen, Inc., a company engaged in providing private label web-based financial portals to financial institutions.  From 1994 to 2004, Mr. Ohana was the managing partner of New Media Capital LLC, a technology venture capital and advisory firm.  From 1987 to 1993, Mr. Ohana was a corporate attorney at Fried Frank Harris Shriver & Jacobson.

Key Consultant

Jonathan Greene has served as a consultant to our company since December 2004 providing technical and marketing analysis for our Patent Portfolio.  Mr. Greene also serves as a member of the Company’s Technical Advisory Board.  Since April 2006, Mr. Greene has also served as a marketing consultant for Avatier Corporation, a developer of identity management software.  From August 2003 until December 2004, he served as a consultant to Neartek, Inc., a storage management software company (August 2003 until October 2003) and Kavado Inc., a security software company (November 2003 until December 2004).  From January 2003 until July 2003, Mr. Greene served as Director of Product Management for FalconStor Software, Inc., a storage management software company.  From December 2001 through December 2002, Mr. Greene served as our Senior Vice President of Marketing and Business Development, at a time when we were engaged in the development, marketing and licensing of security software.  From December 1999 until September 2001, he served as Senior Vice President of Marketing for Panacya Inc., a vendor of service management software.  Mr. Greene has also held positions at System Management ARTS (SMARTS), Computer Associates, Cheyenne Software and Data General.

Limitation on Liability and Indemnification Matters

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  Our Bylaws provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by law.  Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity.  We currently maintain directors and officers liability insurance.  At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted.  We are not aware of any threatened litigation or proceeding that might result in a material claim for such indemnification.

Technical Advisory Board

In November 2004 we established a Technical Advisory Board to assist us with our strategic business plan of maximizing the value of our Patent Portfolio.  Each member of the Technical Advisory Board received a five (5) year option to purchase 17,500 shares (vesting in equal quarterly amounts) of our common stock at an exercise price equal to the closing price of the shares on the date of appointment to the Technical Advisory Board.

The members of the Technical Advisory Board include:

George Conant, former CEO and Chairman of the Board of Directors of Merlot Communications, Inc., a broadband communications solutions provider, during the period 2000 – 2006.  Prior to joining Merlot Communications, Inc., Mr. Conant co-founded Xyplex, Inc., a manufacturer of data communications equipment and network management software, where he held the positions of Vice President of Engineering, Vice President of Technology and Chief

Technology Officer. Prior to Xyplex, Mr. Conant was employed by Digital Equipment Corporation, where he worked as a network architect. Mr. Conant received a BS and a Masters in theoretical mathematics from the University of Michigan.

Ron Keenan, CEO of IP Infotainment, Limited, a network services company.  From 1997 until 2006, Mr. Keenan served as Chief Technology Officer of Merlot Communications, Inc.  Mr. Keenan is an expert on the convergence of telecommunications and data who, prior to co-founding Merlot, founded QFR USA Corporation, a high-tech firm engaged in developing custom ASICs for advanced and cost-effective communications systems.  He had previously founded two other development firms.  He also served as advanced engineering project director at TIE/Communications, Inc., where he developed the TIE 612 Electronic Key System, the first “skinny wire” telephone system and one of the largest selling key systems in history.  Mr. Keenan received his BS in Electrical Engineering from the Milwaukee School of Engineering and has more than 20 years experience in advanced analog and digital design techniques.

Andrew Maslow, Director of Industrial Affairs, Memorial Sloan-Kettering Cancer Center.  Mr. Maslow heads the intellectual property activities of Sloan-Kettering which includes licensing activities of the Center’s technology and management of its patent portfolio.  Annual licensing revenue exceeds $60 million.   Prior to joining Sloan-Kettering, Mr. Maslow was Associate Director of the Office of Science and Technology of Columbia University where he was responsible for the development, patenting and licensing of inventions originating at the university.  Mr. Maslow is a Registered Patent Attorney.

Boris Katzenberg, Senior Electrical Engineer, Ortronics, Inc., a structured cabling solutions provider.  Mr. Katzenberg has held numerous positions during his 28-year career in the Telecom and Datacom industries.  He has been a force in the fields of power delivery and signal integrity systems, and has lent his expertise in the development of many innovative and cutting-edge technologies.  From 1997 to 2002, he was a senior electrical engineer at Merlot Communications, Inc., where he invented the technology underlying our Remote Power Patent.  He has also been active in the IEEE 802.3at Task Force, developing the next generation Power over Ethernet standard and continues to be responsible for the evaluation of new technologies and their development into viable products for Ortronics, Inc.

Jonathan Greene also serves as a member of the Technical Advisory Board (see page 41 hereof for a description of Mr. Greene’s background).

EXECUTIVE COMPENSATION

The following table summarizes compensation, for the year ended December 31, 2007, awarded to, earned by or paid to the Company’s Chief Executive Officer (“CEO”) and to each of our executive officers who received total compensation in excess of $80,000 for the year ended December 31, 2007 for services rendered in all capacities to the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards($)	All Other Compensation($)(1)	Total($)
Corey M. Horowitz Chairman and Chief Executive Officer David C. Kahn Chief Financial Officer	2007 2007	$286,458 $89,380(4)	$162,000 (2) —	$655,000 (3) —	— —	$1,103,458 $ 89,380

(1)	We have concluded that the aggregate amount of perquisites and other personal benefits paid to either Mr. Horowitz or Mr. Kahn did not exceed $10,000.

(2)
Mr. Horowitz received the following bonus payments for 2007: (i) a discretionary annual bonus of $150,000 for 2007 which was paid in January 2008 and (ii) royalty bonus compensation of $12,000 pursuant to his employment agreement.

(3)
In determining the grant date fair value under SFAS No. 123R of (i) a five (5) year option issued in February 2007 to Mr. Horowitz to purchase 375,000 shares of common stock and (ii) a five (5) year option issued in April 2007 to Mr. Horowitz to purchase 732,709 shares of common stock, we made the following assumptions:  expected term of the options – 5 years, risk free interest rate for the expected term of the options – 4.52% and 4.67%; expected volatility of the underlying stock – 45.82%; no expected dividends.

(4)	Consists of consulting fees paid to Mr. Kahn for his services as Chief Financial Officer.

Narrative Disclosure To Summary Compensation Table

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

On February 28, 2007, we entered into a new Employment Agreement with Corey M. Horowitz pursuant to which Mr. Horowitz continued to serve as our Chairman and Chief Executive Officer for a two year term at an annual base salary of $288,750 for the first year, increasing by 5% for the second year.  In connection with his employment agreement, Mr. Horowitz was issued a five (5) year option to purchase 375,000 shares of our common stock at an exercise price of $1.46 per share, which vested on a quarterly basis over a one year period subject to acceleration upon a change of control.  We also issued to Mr. Horowitz on the one year anniversary date (February 28, 2008) an additional five (5) year option to purchase 375,000 shares of our common stock, at an exercise price of $1.32 (the closing price of our common stock on the date of grant), which option vests on a quarterly basis over a one year period.  In addition to the aforementioned option grants, the Company agreed to extend for an additional three (3) years the expiration dates of all options and warrants (an aggregate of 2,620,000 shares) expiring in calendar year 2007 and 2008 owned by Mr. Horowitz and CMH Capital Management Corp. (“CMH”), an affiliate.  Under the terms of his

Employment Agreement, Mr. Horowitz receives bonus compensation in an amount equal to 5% of our royalties or other payments (before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees) received from licensing its patents (including patents currently owned and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of our company) (the “Royalty Bonus Compensation”).  During 2007, Mr. Horowitz received $12,000 of Royalty Bonus Compensation.  Mr. Horowitz shall also receive bonus compensation equal to 5% of the gross proceeds from (i) the sale of any of our patents or (ii) our merger with or into another corporation or entity.  The Royalty Bonus Compensation shall continue to be paid to Mr. Horowitz for the life of each of the Company’s patents with respect to licenses entered into by us with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by us or not, provided, that, Mr. Horowitz’s employment has not been terminated by us “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by us “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall be entitled to a severance of 12 months base salary.

In connection with his Employment Agreement, Mr. Horowitz has agreed not to compete with us as follows: (i) during the term of the agreement and for a period of 12 months thereafter if his employment is terminated other than for cause (as defined) provided he is paid his 12 month base salary severance amount and (ii) for a period of two years from the termination date, if terminated “For Cause” by us or “Without Good Reason” by Mr. Horowitz.  In accordance with his employment agreement, Mr. Horowitz also had certain anti-dilution rights which provided that if at any time during the period ended December 31, 2008, in the event that we completed an offering of our common stock or any securities convertible or exercisable into common stock (exclusive of securities issued upon exercise of outstanding options, warrants or other convertible securities), Mr. Horowitz shall receive from us, at the same price as the securities issued in the financing, such number of additional options to purchase common stock so that he maintains the same derivative ownership percentage (21.47%) of our company based upon options and warrants owned by Mr. Horowitz and CMH (exclusive of ownership of shares of common stock by Mr. Horowitz and CMH) as he owned as of the time of execution of his employment agreement; provided, that, the aforementioned anti-dilution protection was afforded to Mr. Horowitz up to a maximum financing(s) of $2.5 million.  In April 2007, with respect to our completion of a $5.0 million private offering, Mr. Horowitz was issued a five (5) year option to purchase 732,709 shares of our common stock, at an exercise price of $1.67 per share, in accordance with the aforementioned anti-dilution provisions of his employment agreement.

On December 20, 2006, we entered into an agreement with David C. Kahn pursuant to which he continues to serve as our Chief Financial Officer through December 31, 2008.  In consideration for his services, Mr. Kahn was compensated at the rate of $6,615 per month for the year ended December 31, 2007 and is compensated at the rate of $6,945 per month for the year ended December 31, 2008.  In connection with the agreement, Mr. Kahn was also issued a five (5) year option (the “Option”) to purchase 75,000 shares of our common stock at an exercise price of $1.50 per share.  The option vested 30,000 shares on the date of grant and the balance of the shares (45,000) vest on a quarterly basis in equal amounts of 5,625 shares beginning March 31, 2007 through December 31, 2008.  Upon a “Change in Control” (as defined) all of the unvested shares underlying the Option shall become 100% vested and immediately exercisable.  The agreement further provides that we may terminate the agreement at any time for any reason.  In the event Mr. Kahn’s services are terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the Option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2008.

Director Compensation

We compensated each director, who is not an employee of our company, by granting to each such outside director (upon joining the Board) stock options to purchase 50,000 shares of our common stock, at an exercise price equal to the closing price of our common stock on the date of grant, with the options vesting over a one year period in equal quarterly amounts.  In addition, subject to the discretion of the Compensation Committee and the Board of Directors, each non-employee director is eligible to receive option grants for each year of service as a director.  In December 2007, each member of the Board of Directors (with the exception of Harry Schessel who resigned in December 2007) were granted the following options: (i) a five (5) year option to purchase 25,000 shares at an exercise price of $1.45 per share (closing price of our common stock on the date of grant), which vested on the date of grant, for services as a director for 2007 and (ii) a five (5) year option to purchase 25,000 shares at an exercise price of $1.45 per share (closing price of our common stock on the date of grant), which option vests on a monthly basis over a one (1) year period, for services as a director for 2008.

The following table sets forth the compensation paid to all persons who served as members of our board of directors (other than our Named Executive Officers) during the year ended December 31, 2007.  No director who is also a Named Executive Officer received any compensation for services as a director in 2007.

Name	Option Awards ($)	All other Compensation	Total ($)
Robert Graifman(1)	$14,000 (2)	$ —	$14,000
Robert Pons(1)	$14,000 (2)	—	$14,000
Laurent Ohana(1)	$14,000 (2)	—	$14,000
Harry Schessel	—	—	$ —

___________________________

(1)
In December 2007, Robert Graifman, Robert Pons and Laurent Ohana were each granted a five (5) year option to purchase 25,000 shares of our common stock (which vested on grant), at an exercise price of $1.45 per share, for services as a Board member during 2007.  Mr. Graifman resigned from the Board of Directors on June 23, 2008.

(2)
In determining the grant date fair value of the option grants in December 2007 under SFAS No. 123R, we made the following assumptions:  expected term of the options – five years; risk free interest rate for the expected term of the options – 3.28%; expected volatility of the underlying stock - 37.32%; no expected dividends.

Option Grants in 2007

The following stock options were granted to the Named Executive Officers during the year ended December 31, 2007:

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2007	Exercise Price	Expiration Date
Corey M. Horowitz Chairman and Chief Executive Officer	375,000 732,709	33.9% 66.1%	$1.46 $1.67	2/28/2012 4/16/2012

Outstanding Equity Awards at December 31, 2007

The following table sets forth information relating to unexercised and outstanding options for each Named Executive Officer as of December 31, 2007:

	Number of Securities Underlying Unexercised Option
Name	Exercisable		Unexercisable		Option Exercise Price ($)	Option Expiration Date
Corey M. Horowitz Chairman and CEO	375,000	(1)	—		$1.46	02/28/12
	732,709	(2)	—		$1.67	04/16/12
	1,195,361	(3)	—		$1.18	03/06/12
	400,000	(4)	—		$.68	11/26/09
	1,100,000	(5)	—		$.25	11/26/14
	515,218	(6)	—		$.13	12/22/11
	1,084,782	(7)	—		$.23	12/22/11
	750,000	(8)(20)	—		$1.20	04/18/10
	250,000	(9)(20)	—		$1.48	10/08/10
	300,000	(10)(20)	—		$.70	07/11/11
	—		10,625	(18)	$3.0625	01/19/11
	20,000	(11)			$6.00	10/20/11
	10,000	(12)			$3.75	6/22/09
	7,500	(13)			$4.25	10/25/09
	5,000	(14)			$5.50	9/19/10
David Kahn Chief Financial Officer	52,500	(15)	22,500	(19)	$1.50	12/20/11
	75,000	(16)	—		$.80	08/04/10
	35,000	(17)	—		$.35	01/21/14

The vesting dates of the foregoing options are as follows:  (1) 93,750 shares on a quarterly basis beginning March 31, 2007 through December 31, 2007; (2) April 16, 2007; (3) March 16, 2005; (4) 200,000 shares on November 26, 2004 and 200,000 shares on November 26, 2005; (5) November 26, 2004; (6) December 22, 2003; (7) 434,782 shares on December 22, 2003, 250,000 shares on December 22, 2004, 200,000 shares on December 22, 2005, and 200,000 shares on December 22, 2006; (8) 250,000 shares on April 18, 2005, 250,000 shares on April 18, 2004 and 250,000 shares on April 18, 2005; (9) June 11, 2001; (10) July 11, 2001; (11) on a quarterly basis in equal amounts beginning January 20, 1999 through October 20, 1999; (12) on a quarterly basis in equal amounts beginning September 12, 1999 through June 22, 2000; (13) on a quarterly basis in equal amounts beginning January 25, 2000 through October 25, 2000; (14) on a quarterly basis in equal amounts beginning December 19, 2000 through September 19, 2000; (15) 30,000 shares on December 20, 2006 and 5,625 on a quarterly basis beginning March 31, 2007 through December 31, 2008; (16) 30,000 shares on August 4, 2005 and 7,500 shares on a quarterly basis beginning September 30, 2005 through December 31, 2006; (17) 20,000 shares on January 21, 2004, 2,500 shares on the last day of each month beginning January 31, 2004 through December 31, 2004; (18) 5,313 shares if the stock price reaches $10 per share and 5,312 shares if the stock price reaches $15 per share; and (19) 5,625 shares on a quarterly basis beginning March 31, 2007 through December 31, 2008.

(20)       Includes options or warrants held by CMH Capital Management Corp., an entity in which Mr. Horowitz is the sole owner, officer and director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all of our executive officers and directors as a group.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED(2)

Corey M. Horowitz(3)	10,073,185	32.3%
CMH Capital Management Corp(4)	3,767,800	14.8%
Jonathan Auerbach(5)	3,279,916	12.9%
Hound Partners, LLC(5)	3,279,916	12.9%
Hound Performance, LLC(5)	3,279,916	12.9%
Barry Rubenstein (6)	2,078,896	8.6%
Steven D. Heineman (7)	1,699,252	7.0%
Hound Partners Offshore Fund, L.P.(8)	1,627,275	6.6%
Hound Partners, L.P. (9)	1,622,726	6.6%
Woodland Services Corp. (10)	1,376,209	5.7%
Emigrant Capital Corporation (11) Paul Milstein Revocable 1998 Trust New York Private Bank & Trust Corporation Emigrant Bancorp. Inc. Emigrant Savings Bank	1,312,500	5.4%
Eric Singer(12)	1,184,840	4.8%
Laurent Ohana(13)	195,833	*
David C. Kahn(14)	144,375	*
Robert Pons(15)	145,833	*
All officers and directors as a group (4 Persons)	10,559,226	33.4%
_____________________________________

*           Less than 1%.

(1)	Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)
A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 24,135,557 shares of our common stock outstanding.

(3)
Includes (i) 343,803 shares of common stock held by Mr. Horowitz, (ii) 5,726,820 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,467,800 shares of common stock held by CMH Capital Management Corp. (“CMH”), an entity solely owned by Mr. Horowitz, (iv) 550,000 shares of common stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of common stock subject to currently exercisable options held by CMH, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) 165,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 104,375 shares of common stock which are not currently exercisable.

(4)
Includes (i) 2,467,800 shares of common stock, (ii) 550,000 shares of common stock subject to currently exercisable warrants and (iii) 750,000 shares of common stock subject to currently exercisable stock options.  Corey M. Horowitz, by virtue of being the sole officer, director and shareholder of CMH, has the sole power to vote and dispose of the shares of common stock owned by CMH.

(5)
Includes (i) 1,057,215 shares of common stock and 484,899 shares of common stock subject to currently exercisable warrants held by Hound Partners, LP and (ii) 1,139,368 shares of common stock and 598,434 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, LP.  Jonathan Auerbach is the managing member of Hound Performance, LLC and Hound Partners, LLC.  Hound Performance, LLC is the general partner of Hound Partners, LP and Hound Partners Offshore Fund, L.P.  Hound Partners, LLC is the investment manager of Hound Partners, LP and Hound Partners Offshore Fund, L.P.  The securities may be deemed to be beneficially owned by Hound Performance, LLC, Hound Partners LLC and Jonathan Auerbach.  The aforementioned beneficial ownership is based upon a Schedule 13G jointly filed by Hound Partners, LLC, Hound Performance, LLC, Hound Partners, L.P. and Hound Partners Offshore Fund, LP, with the Securities and Exchange Commission on April 26, 2007 and a Form 4 jointly filed by Hound Partners, LLC and Hound Performance, LLC and Jonathan Auerbach with the Securities and Exchange Commission on August 8, 2008 and a Form 3 jointly filed by Hound Partners, LLC, Hound Performance, LLC and Jonathan Auerbach with the Securities and Exchange Commission on April 26, 2007.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, has the power to vote and dispose of the securities held by Hound Partners, LP and Hound Partners Offshore Fund, L.P.

(6)
Includes (i) 150,012 shares of common stock held by Mr. Rubenstein, (ii) 47,500 shares of common stock subject to currently exercisable stock options held by Mr. Rubenstein, and (iii) 792,726, 583,483, 309,316, 194,810 and 1,049 shares of common stock held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Brookwood Partners, L.P. and Marilyn Rubenstein, respectively.  Does not include options to purchase 11,875 shares of common stock held by Mr. Rubenstein which are not currently exercisable.  The aforementioned beneficial ownership by Mr. Rubenstein is based upon Amendment No. 7 to Schedule 13D jointly filed by Mr. Rubenstein and related parties with the Securities and Exchange Commission on November 14, 2007 and a Form 4 filed by Mr. Rubenstein with the Securities and Exchange Commission on October 26, 2007.  Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the President and sole director of Woodland Services Corp. Marilyn Rubenstein is the wife of Barry Rubenstein.

(7)
Includes (i) 1,607,585 shares of common stock and (ii) 91,667 shares of common stock subject to currently exercisable warrants owned by Mr. Heinemann.  The aforementioned beneficial ownership is based upon a Schedule 13G filed by Mr. Heinemann with the Securities and Exchange Commission on April 10, 2008.

(8)
Includes (i) 1,084,850 shares of common stock and (ii) 542,425 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, L.P.  Jonathan Auerbach, by virtue of being the managing member of Howard Performance, LLC and Howard Partners, LLC, has the power to vote and dispose of securities held by Howard Partners Offshore Fund, L.P.

(9)
Includes (i) 1,081,817 shares of common stock and (ii) 540,909 shares of common stock subject to currently exercisable warrants owned by Hound Partners, LP.  Jonathan Auerbach, by virtue of being the managing member of Howard Performance, LLC and Howard Partners, LLC, has the power to vote and dispose of the securities held by Howard Partners, L.P.

(10)
Includes (i) 792,726 shares of common stock owned by Woodland Venture Fund and (ii) 583,483 shares of common stock owned by Seneca Ventures.  Woodland Services Corp. is a general partner of Woodland Venture Fund and Seneca Ventures.  The aforementioned beneficial ownership of Woodland Services Corp. is based upon Amendment No. 7 to Schedule 13D jointly filed by Woodland Services Corp. and related parties with the Securities and Exchange Commission on November 14, 2007.  Barry Rubenstein, by virtue of being President and the sole director of Woodland Services Corp., has the sole power to vote and dispose of the shares owned by Woodland Services Corp.

(11)
Includes (i) 1,125,000 shares of common stock and (ii) 187,500 shares of common stock subject to currently exercisable warrants held by Emigrant Capital Corporation (“Emigrant Capital”).  Emigrant Capital is a wholly owned subsidiary of Emigrant Savings Bank (“ESB”), which is a wholly-owned subsidiary of Emigrant Bancorp, Inc. (“EBI”).  EBI is a wholly-owned subsidiary of New York Private Bank & Trust Corporation (“NYPBTC”).  The Paul Milstein Revocable 1998 Trust (the “Trust”) owns 100% of the voting stock of NYPBTC.  ESB, EBI, NYPBTC and the Trust each may be deemed to be the beneficial owner of the shares of common stock and warrants held by Emigrant Capital.  The aforementioned is based upon a Schedule 13G/A filed jointly by Emigrant Capital, ESB, EBI, NYPBTC, the Trust and others with the Securities and Exchange Commission on January 12, 2005.  Howard Milstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation.

(12)
Includes (i) 452,100 shares of common stock and 268,125 shares of common stock subject to currently exercisable warrants owned by Singer Opportunity Fund, L.P., (ii) 142,900 shares of common stock and 106,875 shares of common stock subject to currently exercisable warrants owned by Singer Fund, L.P., (iii) 38,000 shares of common stock and 168,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer and (iv) 8,000 shares of common stock owned by Singer Congressional Fund, L.P. Singer Fund Management, LLC makes all investment and voting decisions on behalf of Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P.  The aforementioned is based in part on a Schedule 13G filed jointly by Singer Fund Management, LLC, Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P. with the Securities and Exchange Commission on March 23, 2005.  Eric Singer, by virtue of being managing member of Singer Fund, L.P., Singer Fund Management, LLC, and Singer Congressional Fund, L.P., has sole power to vote and dispose of the securities owned by Singer Fund, L.P.

(13)	Includes 195,833 shares subject to currently exercisable options and warrants issued to Mr. Ohana. Does not include options to purchase 4,167 shares of common stock held by Mr. Ohana.

(14)
Includes 144,375 shares of common stock subject to currently exercisable stock options issued to Mr. Kahn.  Does not include options to purchase 5,625 shares of common stock which are not currently exercisable.

(15)	Includes 145,833 shares subject to currently exercisable stock options issued to Mr. Pons. Does not include options to purchase 4,167 shares of common stock held by Mr. Pons.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  AND DIRECTOR INDEPENDENCE

On December 20, 2006, we entered into an agreement with David C. Kahn pursuant to which he agreed to continue to serve as our Chief Financial Officer through December 31, 2008.  In consideration for his services, Mr. Kahn was compensated at the rate of $6,615 per month for the period through December 31, 2007 and is currently compensated at the rate of $6,945 per month for the year ended December 31, 2008.  (See “Executive Compensation-Employment Agreements, Termination of Employment and Change-In-Control Arrangements” for the detailed terms of our arrangement with Mr. Kahn).

On February 28, 2007, we entered into an Employment Agreement with Corey M. Horowitz pursuant to which Mr. Horowitz continues to serve as our Chairman and Chief Executive Officer for a two year term at an annual base salary of $288,750 for the first year with a 5% increase on the one year anniversary thereof.  In accordance with his employment agreement, on February 28, 2007, we issued Mr. Horowitz a five (5) year option to purchase 375,000 shares of our common stock, at an exercise price of $1.46 per share, which option vested in equal quarterly amounts of 93,950 shares beginning March 31, 2007 through December 31, 2007.  (See. “Executive Compensation-

Employment Agreements, Termination of Employment and Change-In-Control Arrangements” for the detailed terms of our employment agreement with Mr. Horowitz).

On April 16, 2007, we issued to Corey M. Horowitz, our Chairman and Chief Executive Officer, a five (5) year option to purchase 732,709 shares of our common stock, at an exercise price of $1.67 per share, which option fully vested on the date of issue.  The aforementioned option was issued to Mr. Horowitz pursuant to the anti-dilution provisions of his employment agreement as a result of our completion of a $5,000,000 private placement in April 2007.

On February 28, 2008, in accordance with his employment agreement, we issued to Mr. Horowitz an additional five (5) year option to purchase 375,000 shares of our common stock, at an exercise price of $1.32 per share, which option vests in equal quarterly amounts of 93,750 shares beginning March 31, 2008 through December 31, 2008.  (See “Executive Compensation - Employment Agreements, Termination of Employment and Change-In-Control Arrangements).

In December 2007, our Board of Directors extended the expiration dates and adjusted exercise prices of warrants to purchase an aggregate of 2,013,750 shares of our common stock (the “Warrants”) issued to investors in our private offering completed in December 2004 and January 2005.  The Warrants were exercisable for (i) an aggregate of 1,342,500 shares at an exercise price of $1.25 per share (the “$1.25 Warrants”) and (ii) an aggregate of 671,250 shares at an exercise price of $1.75 per share (the “$1.75 Warrants”).  Investors in the aforementioned private offering included two of our principal stockholders, Emigrant Capital Corporation (invested $750,000 and received 375,000 $1.25 Warrants and 187,500 $1.75 Warrants), Eric Singer (through two affiliated entities invested an aggregate of $500,000 and received 250,000 $1.25 Warrants and 125,000 $1.75 Warrants), and one of our then directors, Robert Graifman (invested $100,000 and received 50,000 $1.25 Warrants and 25,000 $1.75 Warrants).  The Warrants were scheduled to expire on December 21, 2007 or January 13, 2008 (three (3) years from the date of issuance).  The extended expiration dates and adjusted exercise prices were as follows:

• The expiration date of the Warrants (both the $1.25 Warrants and the $1.75 Warrants) was extended until March 14, 2008;

• In addition, to the extent the holders exercised in full their $1.25 Warrants no later than December 21, 2007, such holders were afforded an extension of the expiration date of their $1.75 Warrants until May 21, 2010 such that the exercise price of the $1.75 Warrants will remain at $1.75 per share through March 31, 2009 and will increase to $2.00 per share if exercised thereafter until May 21, 2010, at which time they will expire; and

• To the extent holders exercised in full their $1.25 Warrants prior to the new expiration date of March 14, 2008, the expiration date of their $1.75 Warrants would be extended until December 15, 2008 and such warrants would be exercisable at $2.00 per share beginning March 14, 2008.

Prior to December 21, 2007, 902,500 shares of our $1.25 Warrants were exercised by holders resulting in proceeds to us of $1,128,125.

On December 21, 2007, our Board also extended the expiration date of warrants issued in December 2004 to Laurent Ohana, one of our directors, to purchase 50,000 shares of our common stock, from December 21, 2007 until May 21, 2010.

As a result of further action by our Board of Directors, the expiration dates and exercise prices of our remaining outstanding $1.25 Warrants (exercisable to purchase 395,000 shares) and the $1.75 Warrants (exercisable to purchase 197,500 shares) held by holders of such $1.25 Warrants, have been amended as follows:  (i) the expiration date of our outstanding $1.25 Warrants was extended until March 31, 2009 and the exercise price of such warrants was adjusted to $1.45 per share and (ii) the expiration date of our $1.75 Warrants was extended until December 15, 2008 and the exercise price of such warrants was adjusted to $2.00 per share.

Director Independence

Two of our three directors – Robert Pons and Laurent Ohana are considered independent directors based upon the standard of independence adopted by the Board of Directors as promulgated under Rule 121A of the Company Guide of the American Stock Exchange (“AMEX”).  While we are not listed on AMEX, our Board has adopted its independence rules in making its determination of director independence.

Compensation Committee Interlocks and Insider Participation

Robert Pons was the sole member of the Compensation Committee during the year ended December 31, 2007.  No member of the Compensation Committee was at any time during or prior to the year ended December 31, 2007, an officer or employee of our company.  No interlocking relationship existed between Mr. Pons and any member of our company’s board of directors or Compensation Committee during that period.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per shares, and 10,000,000 shares of preferred stock, par value $.01 per share.  As of the date of this Prospectus, we have outstanding 24,135,557 shares of common stock and no outstanding shares of preferred stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.  There are no cumulative voting rights for the election of directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors standing for election.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, holders of common stock are entitled to receive dividends as and when declared by our Board of Directors out of funds legally available therefor.  Subject to the rights of any outstanding class or series of preferred stock created by the authority of our Board of Directors, in the event of the liquidation, dissolution or winding up of our company, the holder of each share of common stock is entitled to share equally in the balance of any of the assets of our company available for distribution to stockholders.  Outstanding shares of common stock do not have subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto.  Holders of common stock have no preemptive rights to purchase pro-rata portions of newly issued common stock or preferred stock.

Preferred Stock

Our Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of additional shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders.  Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.  Thus, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company.  Our company has no current plan to issue any shares of preferred stock.

Warrants and Options

As of the date of this prospectus, there are outstanding options and warrants to purchase an aggregate of 12,058,357 shares of our common stock at exercise prices ranging from $.12 to $10.00.  To the extent that outstanding options and warrants are exercised, stockholder percentage ownership will be diluted and any sales in the public market of the common stock underlying such options and warrants may adversely affect prevailing market prices for our common stock.

With respect to our $5,000,000 private offering completed on April 16, 2007, we issued to ten (10) investors five (5) year warrants to purchase an aggregate of 1,666,667 shares of common stock, at an exercise price of $2.00 per share, which underlying shares are being registered for resale in this Prospectus pursuant to a registration rights agreement with such investors.  In connection with the private offering, we also issued to our two placements agents five (5) year warrants to purchase an aggregate of 360,000 shares of our common stock, of which 240,000 shares are exercisable at $1.50 per share and 120,000 shares are exercisable at $2.00 per share, which underlying shares are being registered for resale in this Prospectus pursuant to a registration rights agreement with such investors.

With respect to our $2,685,000 private placement completed in December 2004 and January 2005, we issued warrants to purchase an aggregate of 2,013,750 shares of common stock.  As of the date of this prospectus, such private placement warrants to purchase an aggregate of 1,066,250 shares remain outstanding and such underlying shares are being registered for resale in this prospectus.  Such warrants include (i) warrants to purchase 395,000 shares of common stock at an exercise price of $1.45 per share, which expiration date has been extended until March 31, 2009, (ii) warrants to purchase an aggregate of 473,750 shares at an exercise price of $1.75 per share through March 31, 2009, which exercise price increases to $2.00 per share thereafter until the expiration date of May 21, 2010 and (iii) warrants to purchase 197,500 shares at an exercise price of $2.00 per share which expire on December 15, 2008.

Transfer Agent

The Transfer Agent for our common stock is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, New York 10038.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by the law firm of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York.  Sam Schwartz, a member of such firm, owns 23,584 shares of our common stock and owns options to purchase 12,500 shares of our common stock as of the date of this prospectus.

EXPERTS

Our financial statements as of December 31, 2007 and 2006 and for each of the years then ended appearing in this Prospectus and Registration Statement have been audited by Radin, Glass Co., LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws provide our directors with protection for breaches of their fiduciary duties to us and our shareholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC.  You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a Post-Effective Amendment on Form S-1 to Form SB-2 and Form S-2 Registration Statement filed by us with the SEC under the Securities Act and therefore omits certain information in the Registration Statement. We have also filed exhibits with the Registration Statement that are not included in this Prospectus, and you should refer to the applicable exhibit for a complete description of any statement referring to any document.  You can inspect a copy of the Registration Statement and its exhibits, without charge, at the SEC’s Public Reference Room, and can copy such material upon paying the SEC’s prescribed rates.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1028
New York, New York  10022
Attention: Corey M. Horowitz, Chairman and
Chief Executive Officer
(212) 829-5770

NETWORK-1 SECURITY SOLUTIONS, INC.

NETWORK-1 SECURITY SOLUTIONS, INC.

CONDENSED BALANCE SHEETS
UNAUDITED

	June 30,	DECEMBER 31,
	2008	2007
Assets:	(UNAUDITED)

Current assets:
Cash and cash equivalents	$5,140,000	$5,928,000
Royalty and Interest Receivable	28,000	23,000
Other current assets	41,000	71,000

Total current assets	5,209,000	6,022,000

Security Deposits	6,000	6,000
Patents	69,000	72,000

	$5,284,000	$6,100,000

Liabilities:

Current liabilities:
Accounts payable	$42,000	$103,000
Accrued expenses and other current liabilities	84,000	264,000

Total current liabilities	126,000	367,000

Commitments and contingencies

Stockholders’ Equity

Common stock - $0.01 par value ; authorized 50,000,000 shares;
24,135,557 shares issued and outstanding at June 30, 2008 and December 31, 2007	241,000	241,000

Additional paid-in capital	54,915,000	54,769,000
Accumulated deficit	(49,998,000)	(49,277,000)

	5,158,000	5,733,000

	$5,284,000	$6,100,000

See notes to condensed financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008		2007

Royalty Revenue	$65,000	$—		$134,000	$—
Cost of Revenue	4,000	—		7,000	—
Gross Profit	61,000	—		127,000	—

Operating expenses:
General and administrative	$418,000	$619,000		$770,000	$1,233,000
Non Cash Compensation	73,000	766,000		146,000	1,227,000
Total Operating Expense	$491,000	1,385,000		916,000	2,460,000

Loss before interest income	(430,000)	(1,385,000)		(789,000)	(2,460,000)
Interest income – net	28,000	48,000		68,000	63,000

Net Loss	$(402,000)	$(1,337,000)	$	(721,000)	$(2,397,000)

Loss per common share: basic and diluted	$(0.02)	$(0.06)		$(0.03)	$(0.11)

Weighted average shares: basic and diluted	24,135,557	22,589,449		24,135,557	21,194,834

See notes to condensed financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	SIX MONTHS ENDED JUNE 30,
	2008	2007

Cash flows from operating activities:
Net loss	$(721,000)	$(2,397,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,000	5,000

Non Cash Compensation	146,000	1,227,000
Changes in:
Prepaid expenses and other current assets	26,000	45,000
Accounts payable, accrued expenses and other current liabilities	(242,000)	(299,000)

Net cash used in operating activities	(788,000)	(1,419,000)

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities
Issuance of Common Stock, net of expenses of $275,000	—	4,767,000

NET INCREASES (DECREASE) IN CASH AND CASH EQUIVALENTS	(788,000)	3,348,000
Cash and cash equivalents, beginning of period	5,928,000	1,797,000

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,140,000	$5,145,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods for:
Interest	$2,000	$2,000
Taxes	$—	$—

See notes to condensed financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE A –	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] BASIS OF PRESENTATION:

The accompanying condensed financial statements as of June 30, 2008 and for the three and six month periods ended June 30, 2008 and June 30, 2007 are unaudited, but in the opinion of the management of Network-1 Security Solutions, Inc. (the “Company”), contain all adjustments consisting only of normal recurring items which the Company considers necessary for the fair presentation of the Company’s financial position as of June 30, 2008, and the results of its operations and its cash flows for the three and six month periods ended June 30, 2008 and June 30, 2007. The condensed financial statements included herein have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB. Accordingly, certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. The results of operations for the six months ended June 30, 2008 are not necessarily indicative of the results of operations to be expected for the full year.

[2] BUSINESS:

(a)  The principal business of the Company is the acquisition, development, licensing and protection of its intellectual property. The Company presently owns six patents covering various telecommunications and data networking technologies including, among others, patents covering the delivery of power over Ethernet cable for the purpose of remotely powering network devices, and the transmission of audio, video and data over computer and telephony networks. The Company’s strategy is to pursue licensing and strategic business alliances with companies in the industries that manufacture and sell products that make use of the technologies underlying its patents as well as with other users of the technology who benefit directly from the technology including corporate, educational and governmental entities.  The Company may seek to acquire additional patents in the future.

To date, the Company’s efforts with respect to its Patent Portfolio have focused on licensing its patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  In August, 2007, as part of a settlement agreement relating to the Company’s litigation with D-Link, the Company entered into a license agreement with D-Link

[2] BUSINESS:  (CONTINUED)

pertaining to its Remote Power Patent (See Note D[2]).  In February 2008, the Company commenced patent infringement litigation against several major data networking equipment manufacturers including Cisco Systems, Inc. and 7 other defendants (See Note D[1]).  As part of the Company’s agreement with Microsemi Corp - Analog Mixed Signal Group Ltd (“Microsemi Corporation), the parent company of Microsemi Analog, Microsemi entered into a license agreement, dated August 13, 2008, with the Company with respect to the Remote Power Patent as part of the Company’s Special Licensing Program.  At least for the next twelve months, the Company does not currently anticipate licensing efforts for its other patents besides its Remote Power Patent.

(b)  As reflected in the accompanying financial statements, the Company has incurred substantial losses and has experienced net cash outflows from operations for the year ended December 31, 2007 and the three and six month period ended June 30, 2008.  For the year ended December 31, 2007 and the three and six month period ended June 30, 2008, the Company had revenue of $232,000, $65,000 and $134,000, respectively.  The Company will continue to have operating losses for the foreseeable future until it is successful in licensing its patented technologies.  The Company is dependent upon equity financings until it generates sufficient cash flow from operations.  The Company had cash and cash equivalents of $5,140,000 as of June 30, 2008.  The Company believes its current cash position will more likely than not be sufficient to satisfy the Company’s operations and capital requirements until at least December 31, 2009, although there can be no assurance that such funds will not be expended prior thereto.

[3] STOCK-BASED COMPENSATION:

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share Based Payment, or SFAS 123(R), which is a revision of Statement No. 123 (“SFAS 123”) Accounting for Stock Based Compensation.  SFAS 123(R) supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB”), and amends Financial Accounting Standards Board (“FASB”) Statement No. 95.  Statement of Cash Flows.  SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

[3] STOCK-BASED COMPENSATION: (CONTINUED)

On February 28, 2007, the Company granted a 5 year option to its Chairman and CEO to purchase 375,000 shares of common stock, at an exercise price of $1.46 per share, in accordance with a new employment agreement (See Note C – Employment Arrangements and Other Agreements).  Such options vested in equal quarterly amounts of 93,750 shares beginning March 31, 2007 through December 31, 2007.  The Company recorded non-cash compensation expenses of $63,000 for this option during the quarter ended March 31, 2007 based on the Black-Scholes option-pricing model.  In addition, during the quarter ended March 31, 2007, the Company recorded non-cash compensation expense of $17,000 for the vested portion of options granted to directors and consultants prior to January 1, 2007.

On January 2, 2008, the Company granted the following options: (i) 5 year options to purchase an aggregate of 150,000 shares of common stock, at an exercise price of $1.45 per share, to its 3 outside directors, 75,000 shares of which vested on grant and 75,000 shares vest over one year in equal monthly installments, and (ii) a 5 year option to purchase 100,000 shares of common stock, at an exercise price of $1.45 per share, granted to a consultant, which vests over a 5 year period in equal monthly installments.  The Company recorded non-cash compensation expense of $24,000 for these options based on the Black-Scholes option-pricing model.

In February 2008, the Company also granted to another consultant a 5 year option to pursue 50,000 shares of common stock, at an exercise price of $1.42 per share, and also granted to a new advisory board member an option to purchase 17,500 shares of common stock, at an exercise price of $1.32 per share, which option vests on a quarterly basis.  The Company recorded non-cash compensation expense of $18,000 for these options based on the Black-Scholes option-pricing model.

On February 28, 2008 the Company granted an additional 5 year option to its Chairman and CEO to purchase 375,000 shares of common stock, at an exercise price of $1.32 per share, pursuant to his employment agreement.  These options vest in equal quarterly amounts of 93,750 shares beginning March 31, 2008 through December 31, 2008.  The Company recognized non-cash compensation expense of $96,000 for these options during the six months ended June, 2008.  In addition, during the six month period ended June 30, 2008 the Company recorded non-cash compensation expense of $8,000 for the vested portion of options granted to a consultant prior to January 1, 2008.

The fair value of each option grant on the date of grant is estimated using the Black-Scholes option-pricing utilizing the following weighted average assumptions:

	SIX MONTHS ENDED JUNE 30,
	2008	2007
Risk-free interest rates	2.73% - 3.28%	4.62%
Expected option life in years	5 yrs.	5 yrs.
Expected stock price volatility	37.32 - 39.35%	45.92%
Expected dividend yield	-0-	-0-

[4] REVENUE RECOGNITION:

The Company recognizes revenue received from the licensing of its intellectual property portfolio in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”) and related authoritative pronouncements. Revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectibility of amounts is reasonably assured.

[5] LOSS PER SHARE:

Basic net loss per share is calculated by dividing the net loss by the weighted average number of outstanding common shares during the period. Diluted per share data includes the dilutive effects of options, warrants and convertible securities. Potential shares of 12,070,856 and 12,315,857 at June, 2008 and 2007, respectively, are anti-dilutive, and are not included in the calculation of diluted loss per share. Such potential common shares reflect outstanding options and warrants.

[6] CASH EQUIVALENTS:

The Company places cash investments in high quality financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”). At June 30, 2008, the Company maintained cash balance of approximately $5,040,000 in excess of FDIC limits.

NOTE B –	COMMITMENTS AND CONTINGENCIES

Services Agreement:

On November 30, 2004, the Company entered into a master services agreement (the “Agreement”) with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which ThinkFire has been granted the exclusive worldwide rights (except for direct efforts by the Company and related companies) to negotiate license agreements for the Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either the Company or ThinkFire can terminate the Agreement upon 60 days’ notice for any reason or upon 30 days’ notice in the event of a material breach.  The Company has agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on its behalf.

Amended Patent Purchase Agreement:

On January 18, 2005, the Company and Merlot Communications, Inc. (“Merlot”) amended the Patent Purchase Agreement originally entered into in November 2003 (the “Amendment”) pursuant to which the Company paid additional purchase price of $500,000 to Merlot in consideration for the restructuring of future contingent payments to Merlot from the licensing or sale of the Patents.  The Amendment provides for future contingent payments by the Company to Merlot of $1.0 million upon achievement of $25 million of Net Royalties (as defined), an additional $1.0 million upon achievement of $50 million of Net Royalties and an additional $500,000 upon achievement of $62.5 million of Net Royalties from licensing or sale of the patents acquired from Merlot.  At the time of the original agreement in November 2003 and the Amendment, certain then principal stockholders of the Company and related parties were also principal stockholders and directors of Merlot.

NOTE B –	COMMITMENTS AND CONTINGENCIES: (continued)

Legal Fees:

Dovel & Luner, LLP provide legal services to the Company with respect to the litigation commenced in February 2008 against several major data networking equipment manufacturers (See Note D[1]).  The terms of the Company’s agreement with Dovel & Luner, LLP provide for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% depending upon when an outcome is achieved.

With respect to the Company’s litigation against D-Link, which was settled in May 2007 (See Note D[2]), the Company utilized the services of Blank Rome, LLP on a full contingency basis.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, the Company will pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link after the Company recovers its expenses related to the litigation.

NOTE C –	EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS

On February 28, 2007, the Company entered into a new Employment Agreement with Corey M. Horowitz pursuant to which Mr. Horowitz continued to serve as Chairman and Chief Executive Officer for a two year term at an annual base salary of $288,750 for the first year, increasing by 5% for the second year.  In connection with his employment agreement, Mr. Horowitz was issued a five (5) year option to purchase 375,000 shares of common stock, at an exercise price of $1.46 per share, which vests on a quarterly basis over a one year period subject to acceleration upon a change of control.  The Company also agreed to issue to Mr. Horowitz on the one year anniversary date an additional five (5) year option to purchase a minimum of 375,000 shares of our common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant, which option will vest on a quarterly basis over a one year period.  On February 28, 2008, the Company issued such option to Mr. Horowitz to purchase 375,000 shares at an exercise price of $1.32 per share.  In addition to the aforementioned option grants, the Company agreed to extend for an addition three (3) years the expiration dates of all options and warrants (an aggregate of 2,620,000 shares) expiring in calendar year 2007 and 2008 owned by Mr. Horowitz and CMH Capital Management Corp. (“CMH”), an affiliate.  In connection with the extension of the expiration dates of such options and warrants, the Company recorded compensation expense of $371,000 during the three months ended March 31, 2007 based on the Black-Scholes option pricing model.  Under the terms of his Employment Agreement, Mr. Horowitz receives bonus compensation in a amount equal to 5% of Company royalties or other payments (before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees) received from licensing its patents (including patents currently owned and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of the Company) (the “Royalty Bonus Compensation”).  For the six months ended June 30, 2008, Mr. Horowitz received $7,000 of Royalty Bonus Compensation.  Mr. Horowitz shall also receive bonus compensation equal to 5% of the gross proceeds from (i) the sale of any of the Company’s patents or (ii) the Company’s merger with or into another corporation or entity.

NOTE C –	EMPLOYMENT ARRANGEMENTS AND OTHER AGREEMENTS: (continued)

The Royalty Bonus Compensation shall continue to be paid to Mr. Horowitz for the life of each of the Company’s patents with respect to licenses entered into by the Company with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by the Company or not, provided, that, Mr. Horowitz’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by the Company “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall be entitled to a severance of 12 months base salary.

In accordance with his employment agreement, Mr. Horowitz also had certain anti-dilution rights which provided that if at any time during the period ended December 31, 2008, in the event that the Company completed an offering of its common stock or any securities convertible or exercisable into common stock (exclusive of securities issued upon exercise of outstanding options, warrants or other convertible securities), Mr. Horowitz shall receive from the Company, at the same price as the securities issued in the financing, such number of additional options to purchase common stock so that he maintains the same derivative ownership percentage (21.47%) of the Company based upon options and warrants owned by Mr. Horowitz and CMH, an affiliated entity, (exclusive of his ownership of shares of common stock) as he and CMH owned as of the time of execution of his employment agreement; provided, that, the aforementioned anti-dilution protection was afforded to Mr. Horowitz up to maximum financings of $2.5 million.  In April 2007, with respect to the Company’s completion of a $5.0 million private placement, Mr. Horowitz was issued a five (5) year option to purchase 732,709 shares of common stock, at an exercise price of $1.67 per share, in accordance with the aforementioned anti-dilution provision of his employment agreement.

NOTE D –	LITIGATION

[1]           In February 2008, the Company commenced litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of the Company’s Remote Power Patent.  The defendants in the lawsuit include Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  The Company seeks injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendants continued willful infringement of the Remote Power Patent.  To date all of the defendants have answered the complaint and asserted that they do not infringe any valid claim of the Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of the Remote Power Patent.  In the event that the Court determines that the Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on the Company.

[2]           In August 2005, the Company commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively “D-Link”) in the United States District Court for the Eastern District of Texas, Tyler division (Civil Action No. 6:05W291), for infringement of the Company’s Remote Power Patent.  The complaint sought, among other things, a judgment that the

NOTE D –	LITIGATION: (continued)

Company’s Remote Power Patent is enforceable and has been infringed by the defendants.  The Company also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of the Remote Power Patent.

In August 2007, the Company finalized the settlement of its patent infringement litigation against D-Link.  Under the terms of the settlement, D-Link entered into a license agreement for the Company’s Remote Power Patent the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of our Remote Power Patent, which expires in March 2020.  The royalty rate is subject to adjustment to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid the Company $100,000 upon signing of the Settlement Agreement.

[3]          On November 17, 2005 the Company entered into a Settlement Agreement with PowerDsine, Inc and PowerDsine Ltd. which dismisses, with prejudice, a civil action brought by PowerDsine in the United States District Court for the Southern District of New York that sought a declaratory judgment that U.S. Patent No. 6,218,930 (the “Remote Power Patent”) owned by the Company was invalid and not infringed by PowerDsine and/or its customers.  Under the terms of the Settlement Agreement, the Company has agreed that it will not initiate litigation against PowerDsine for its sale of Power over Ethernet (PoE) integrated circuits.  In addition, the Company agreed that it will not seek damages for infringement from customers that incorporate PowerDsine integrated circuit products in PoE capable Ethernet switches manufactured on or before April 30, 2006. PowerDsine has agreed that it will not initiate, assist or cooperate in any legal action relating to the Remote Power Patent.  The Company also agreed that it will not initiate litigation against PowerDsine or its customers for infringement of the Remote Power Patent arising from the manufacture and sale of PowerDsine Midspan products for three years following the dismissal date. Following such three year period, the Company may seek damages for infringement of the Remote Power Patent from PowerDsine or its customers with respect to the purchase and sale of Midspan products beginning 90 days following the dismissal date.  No licenses to use the technologies covered by the Company’s Remote Power Patent were granted to PowerDsine or its customers under the terms of the settlement.  The Settlement Agreement further provides that PowerDsine is obligated to provide each of its customers with written notice of the settlement which notice shall disclose that no license for the Company’s Remote Power Patent has been provided to PowerDsine’s customers and that in order to combine, modify or integrate any PowerDsine product with or into any other device or software, PowerDsine’s customers may need to receive patent license(s) for such third party patents which is the customer’s responsibility.

NOTE D –	LITIGATION: (continued)

In June 2008 the Company entered into a new agreement with Microsemi Corp-Analog Mixed Signal Group Ltd (previously PowerDsine Ltd), a subsidiary of Microsemi Corporation (Nasdaq: MSCC) a leading manufacturer of high performance analog mixed-signal integrated circuits and high reliability semiconductors, which, among other things, amended the prior settlement agreement entered into between the parties in November 2005.  Under the new agreement, on June 25, 2008 the Company announced the commencement of an industry-wide Special Licensing Program for its “Remote Power Patent to vendors of PoE equipment.   The Special Licensing Program is of limited duration (through December 31, 2008) and is being implemented on an industry-wide basis to offer discounted running royalty rates and exceptions to the Company’s standard licensing terms and conditions for the ‘930 Patent to PoE vendors who are “early adopters” and enter into license agreements without delay to avoid litigation and higher royalties.  The new agreement enables Microsemi to assist in its customer’s evaluation of the Remote Power Patent and the terms being made available to vendors of PoE equipment pursuant to the Company’s new Special Licensing Program, an activity that was previously prohibited by the 2005 Settlement Agreement with PowerDsine.  As part of the Company’s agreement with Microsemi Corp-Analog Mixed Signal Group Ltd. (“Microsemi-Analog”) entered into in June 2008, Microsemi Corporation (“Microsemi”), the parent company of Microsemi-Analog, entered into a license agreement, dated August 13, 2008, with the Company with respect to the Remote Power Patent as part of the Special Licensing Program.  The license agreement provides that Microsemi is obligated to pay the Company quarterly royalty payments of 2% of the sales price for certain of Microsemi’s Midspan PoE products for the full term of the Remote Power Patent (March 2020).

NETWORK-1 SECURITY SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Network-1 Security Solutions, Inc.

We have audited the accompanying balance sheets of Network-1 Security Solutions, Inc. as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Network-1 Security Solutions, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Radin, Glass & Co., LLP

New York, New York
March 25, 2008

NETWORK-1 SECURITY SOLUTIONS, INC.

Balance Sheets

	December 31,
	2007	2006

CURRENT ASSETS
Cash and cash equivalents	$5,928,000	$1,797,000
Royalty and interest receivable	23,000	4,000
Prepaid insurance	71,000	74,000

Total current assets	6,022,000	1,875,000

OTHER ASSETS:
Patent, net of accumulated amortization of $28,000 and $21,000, respectively	72,000	79,000
Security deposits	6,000	17,000
Total Other Assets	78,000	96,000

TOTAL ASSETS	$6,100,000	$1,971,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$103,000	$350,000
Accrued expenses	264,000	219,000

TOTAL LIABILITIES	367,000	569,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value; authorized 50,000,000 shares; 24,135,557 and 19,764,724 issued and outstanding in 2007 and 2006,respectively	241,000	197,000
Additional paid-in capital	54,769,000	47,484,000
Accumulated deficit	(49,277,000)	(46,279,000)

TOTAL STOCKHOLDERS’ EQUITY	5,733,000	1,402,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,100,000	$1,971,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Operations

	Year Ended
	December 31,
	2007	2006
ROYALTY REVENUE	$232,000		—
COST OF REVENUE	12,000		—
GROSS PROFIT	220,000		—

OPERATING EXPENSES:
General and administrative	$1,992,000		$1,548,000
Non-cash compensation	1,403,000		479,000
TOTAL OPERATING EXPENSES	3,395,000		2,027,000

OPERATING LOSS	(3,175,000)		(2,027,000)
OTHER INCOME (EXPENSES):
Interest income, net	177,000		69,000

LOSS BEFORE INCOME TAXES	(2,998,000)		(1,958,000)

INCOME TAXES	—		—

NET LOSS	$(2,998,000)	$	(1,958,000)

Net Loss Per Share - Basic and Diluted	$(0.13)		$(0.10)

Weighted average number of common shares outstanding -Basic and Diluted	22,250,144		18,952,137

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2007 and 2006

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance – December 31, 2005	17,697,572	$177,000	$44,896,000	$(44,321,000)	$752,000

Exercise of Warrants	1,987,152	20,000	2,109,000	—	2,129,000

Issuance of common stock for services	80,000	—	120,000	—	120,000

Granting of options	—	—	359,000	—	359,000

Net loss	—	—		(1,958,000)	(1,958,000)

Balance - December 31, 2006	19,764,724	197,000	47,484,000	(46,279,000)	1,402,000

Reclassification		1,000	(1,000)	—	—

Exercise of options and warrants	1,037,500	10,000	1,191,000	—	1,201,000

Sales of common stock, net of finder’s fee of $275,000	3,333,333	33,000	4,692,000	—	4,725,000

Granting of options and extensions of options	—	—	1,403,000	—	1,403,000

Net loss	—	—	—	(2,998,000)	(2,998,000)

Balance - December 31, 2007	24,135,557	$241,000	$54,769,000	$(49,277,000)	$5,733,000

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Statements of Cash Flows

	Year Ended
	December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,998,000)	$(1,958,000)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	18,000	8,000
Stock-based compensation	1,403,000	359,000
Issuance of common stock for services	—	120,000
Changes in operating assets and liabilities:
Royalty and interest receivable	(19,000)	(1,000)
Prepaid insurance	3,000	8,000
Accounts payable and accrued expenses	(202,000)	206,000

NET CASH USED IN OPERATING ACTIVITIES	(1,795,000)	(1,258,000)

CASH FLOWS USED IN INVESTING ACTIVITIES: Purchase of property and equipment	—	(12,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net of finders fee of $275,000	4,725,000	—
Proceeds from exercise of options and warrants	1,201,000	2,129,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	5,926,000	2,129,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,131,000	859,000

CASH AND CASH EQUIVALENTS, Beginning	1,797,000	938,000

CASH AND CASH EQUIVALENTS, Ending	$5,928,000	$1,797,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the years for:
Interest	$4,000	$1,000
Taxes	—	—

See notes to financial statements

NETWORK-1 SECURITY SOLUTIONS, INC.

Note A – The Company

Network-1 Security Solutions, Inc. (the “Company”) is engaged in the acquisition, licensing and protection of its intellectual property and proprietary technologies.  The Company owns six patents covering various telecommunications and data networking technologies (the “Patent Portfolio”) and includes, among other things, patents covering the control of power delivery over Ethernet networks for the purpose of remotely powering network devices and systems and methods for the transmission of audio, video and data over local area networks (LANS) in order to achieve higher quality of service (QoS).   The Company’s strategy is to pursue licensing and strategic business alliances with companies that manufacture and sell products that make use of the technologies underlying the Patent Portfolio as well as with other users of the technologies who benefit directly from the technologies including corporate, educational and governmental entities.  To date, the Company’s efforts with respect to its Patent Portfolio have focused on licensing its patent (U.S. Patent No. 6,218,930) covering the control of power delivery over Ethernet cables (the “Remote Power Patent”).  At least for the next twelve months, the Company does not currently anticipate licensing efforts for its other patents besides its Remote Power Patent.  The Company may seek to acquire additional patents in the future.

Note B – Summary of Significant Accounting Policies

[1]	Cash equivalents:

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

[2]	Revenue recognition:

The Company recognizes revenue received from the licensing of its intellectual property portfolio in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”) and related authoritative pronouncements.  Under this guidance, revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) all obligations have been performed pursuant to the terms of the license agreement, (iii) amounts are fixed or determinable and (iv) collectability of amounts is reasonably assured.

[3]	Patents:

The Company owns a Patent Portfolio that relates to various telecommunications and data networking technologies.  The Company capitalizes the costs associated with acquisition, registration and maintenance of the patents and amortizes these assets over their remaining useful lives on a straight-line basis.  Any further payments made to maintain or develop the patents would be capitalized and amortized over the balance of the useful life of the patents.

[4]	Impairment of long-lived assets:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” intangible assets with finite lives are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.  Accordingly, the Company records impairment losses on long-lived assets used in operations or expected to be disposed of when indicators of impairment exist and the undiscounted cash flows expected to be derived from those assets are less than carrying amounts of those assets.  During the years ended December 31, 2007 and 2006, there was no impairment to its patents.

[5]	Income taxes:

The Company utilizes the liability method of accounting for income taxes.  Under such method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect at the balance sheet date.  The resulting asset or liability is adjusted to reflect enacted changes in tax law.  Deferred tax assets are reduced, if necessary, by a valuation allowance when the likelihood of realization is not assured.

Note B – Summary of Significant Accounting Policies (continued)

[6]	Net Loss per share:

Basic net loss per share is calculated by dividing the net loss by the weighted average number of outstanding common shares during the year.  Diluted per share data includes the dilutive effects of options, warrants and convertible securities.  Potential common shares of 11,553,356 and 9,281,481 at December 31, 2007 and 2006, respectively, are not included in the calculation of diluted loss per share because its effect will be anti-dilutive.  Such potential common shares are options and warrants.

[7]	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

[8]	Financial instruments:

The carrying amounts of cash and cash equivalents, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

[9]	Stock-based compensation:

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share Based Payment, or SFAS 123(R), which is a revision of Statement No. 123 (“SFAS 123”) Accounting for Stock Based Compensation. SFAS 123(R) supersedes Accounting Principles Board (“APB”) No. 25, Accounting for Stock Issued to Employees (“APB 25”), and amends Financial Accounting Standards Board (“FASB”) Statement No. 95 Statement of Cash Flows. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.

Note B – Summary of Significant Accounting Policies (continued)

The fair value of options on the date of grant is estimated using the Black-Scholes option-pricing model utilizing the following weighted average assumptions:

	Year Ended
	December 31,
	2007	2006

Risk-free interest rates	3.28 – 4.67%	4.51 – 4.57%
Expected option life in years	5 years	5 to 10 years
Expected stock price volatility	37.32 - 45.92%	48.45 – 69.82%
Expected dividend yield	0.00%	0.00%

The weighted average fair value on the option grant date during the years ended December 31, 2007 and 2006 were $0.82 and $0.77 per option, respectively.

[10]	Recently issued accounting standards:

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measures” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, however it does not apply to SFAS 123R. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that SFAS 157 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities and to provide additional information that will help investors and other financial statement users to more easily understand the effect of the Company’s choice to use fair value on its earnings. Finally, SFAS 159 requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted. The Company does not believe that SFAS No. 159 will have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest In Consolidated Financial Statements” (SFAS 160).  SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statement.  Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions.  This statement is effective for fiscal years beginning after December 15, 2008. The Company does not believe that SFAS No. 160 will have a material impact on its financial position, results of operations, or cash flows.

Note C- Patents

In November 2003, the Company acquired a portfolio of telecommunications and data networking patents (six patents) from Merlot Communications, Inc. (the “Seller”) in which certain principal stockholders of the Company owned a majority of the Seller’s voting stock at the time of the transaction.  The purchase price for the Patent Portfolio was $100,000, paid in cash.  The cash price paid has been capitalized and is being amortized over the remaining useful life of each patent.  In addition, the Company has granted the Seller a nonexclusive, royalty free, perpetual license for the term of each patent to use the patents for the development, manufacture or sale of its own branded products to end users.  The Company had agreed to pay the Seller 20% of the net income, as defined, after the first $4,000,000 of net income realized by the Company on a per patent basis from the sale or licensing of the patents.  On January 18, 2005, the Company and Seller amended the Patent Purchase Agreement (the “Amendment”) pursuant to which the Company paid additional purchase price of $500,000 to Seller in consideration for the restructuring of future contingent payments to Seller from the licensing or sale of the Patents.  Such $500,000 has been recorded as an expense in the accompanying statement of operations.  The Amendment provides for future contingent payments by the Company to Seller of $1.0 million upon achievement of $25 million of Net Royalties (as defined), an additional $1.0 million upon achievement of $50 million of Net Royalties and an additional $500,000 upon achievement of $62.5 million of Net Royalties from licensing or sale of the patents acquired from Merlot.  Amortization expense amounted to $7,000 each for the years ended December 31, 2007 and December 31, 2006.

Note D - Stockholders’ Equity

[1]	Private Placement:

On April 16, 2007, the Company sold in a private placement 3,333,333 shares of common stock at a price of $1.50 per share or an aggregate purchase price of $5,000,000 and five (5) year warrants to purchase 1,666,667 shares of common stock, at an exercise price of $2.00 per share.  In connection with the private placement the Company paid placement agent fees of $275,000 and issued warrants to purchase an aggregate of 360,000 shares of common stock (240,000 shares exercisable at $1.50 per share and 120,000 shares exercisable at $2.00 per share).

[2]	Stock options:

During 1996, the Board of Directors and stockholders approved the adoption of the 1996 Stock Option Plan (the “1996 Plan”).  The 1996 Plan, as amended, provided for the granting of both incentive and non-qualified options to purchase common stock of the Company.  A total of 4,000,000 were eligible to be issued under the 1996 Plan.  As of March 2006, in accordance with the terms of the plan, no further options were eligible to be issued under the Plan.

The term of options granted under the 1996 Plan may not exceed ten years (five years in the case of an incentive stock option granted to an employee/director owning more than 10% of the voting stock of the Company) (“10% stockholder”).  The option price for incentive stock options cannot be less than 100% of the fair market value of the shares of common stock at the time the option is granted (110% for a 10% stockholder).  Option terms and vesting periods were set by the Compensation Committee in its discretion.

Note D - Stockholders’ Equity (continued)

The following table summarizes stock option activity for the years ended December 31:

	2007			2006
			Weighted			Weighted
			Average			Average
	Options		Exercise	Options		Exercise
	Outstanding		Price	Outstanding		Price

Options outstanding at beginning of year	6,667,731	(a)(b)	$0.89	6,337,731	(c)	$0.87
Granted	1,282,709	(d)(e)(f)(g)	1.58	330,000	(a)(b)	1.40
Cancelled/expired/Exercised	90,000		0.18	—

Options outstanding at end of year	7,860,440		1.01	6,667,731		0.89

Options exercisable at end of year	7,703,565		$0.99	6,562,106		0.87

(a)
Includes an aggregate of 30,000 and 150,000 ten-year and five-year stock options issued to directors on February 2, 2006 and December 20, 2006, respectively, at exercise prices of $1.31 and $1.50 per share.  The Company recorded non-cash compensation of $8,000 and  $132,000 relating to the issuance of these options for the years ended December 31, 2007 and 2006, respectively.

(b)
Includes 75,000 five-year stock options issued to each of the Chief Financial Officer and a consultant to the Company on December 20, 2006 and February 2, 2006, respectively, at exercise prices of $1.50 and $1.20 per share.  The Company recorded non-cash compensation of $31,000 and $68,000 relating to the issuance of these options for the years ended December 31, 2007 and 2006, respectively.

(c)
In 2003, the Company granted 1,084,782 stock options to the Chairman and Chief Executive Officer in connection with his employment agreement, of which 200,000 stock options were vested in 2006.  Accordingly, the Company recorded non-cash compensation of $42,000 relating to these options in accordance with SFAS 123 (R).

(d)
Includes an aggregate of 75,000 five-year stock options granted to directors on December 21, 2007, at exercise prices of $1.45 per share.  The Company recorded non-cash compensation of $42,000 relating to the issuance of these options for the year ended December 31, 2007 since none of these options were vested in 2007.

(e)
Includes 100,000 five-year stock options granted to a consultant to the Company on December 21, 2007, at exercise prices of $1.45 per share.  The Company recorded non-cash compensation of $-0- relating to the issuance of these options for the year ended December 31, 2007 since none of the options were vested in 2007.

(f)
In 2007, the Company granted 375,000 stock options to the Chairman and Chief Executive Officer in connection with his employment agreement, which were fully vested in 2007.  Accordingly, the Company recorded non-cash compensation of $252,000 relating to these options in accordance with SFAS 123 (R).

(g)
In 2007 the Company granted 732,709 stock options to the Chairman and Chief Executive Officer in connection with the anti-dilution provision of his employment agreement.  Accordingly, the Company recorded non-cash compensation of $403,000 relative to these options in 2007.

Note D - Stockholders’ Equity (continued)

The following table presents information relating to all stock options outstanding and exercisable at December 31, 2007:

			Weighted
		Weighted	Average		Weighted
Range of		Average	Remaining		Average
Exercise	Options	Exercise	Life in	Options	Exercise
Price	Outstanding	Price	Years	Exercisable	Price

$0.12 - $2.91	7,537,215	$0.85	4.19	7,414,715	$0.84
$3.00 - $3.75	146,625	3.44	2.31	112,250	3.56
$4.13 - $5.69	77,100	5.08	2.08	77,100	5.08
$6.00 - $6.88	89,500	6.21	2.13	89,500	6.21
$10.00	10,000	10.00	2.21	10,000	10.00

	7,860,440	1.01	4.11	7,703,565	0.99

[3]	Warrants:

As of December 31, 2007, the following are the outstanding warrants to purchase shares of the Company’s common stock:

Number
of	Exercise
Warrants	Price	Expiration Date

300,000	0.70	July 11, 2011 (a)
50,000	1.00	May 21, 2010 (b) (e)
342,500	1.25	March 14, 2008 (b) (f)
52,500	1.25	March 14, 2008 (c) (g)
250,000	1.48	October 8, 2011 (a)
240,000	1.50	April 16, 2012 (d)
171,250	1.75	December 15, 2008 (b) (h)
350,000	1.75	May 21, 2010 (b) (i)
26,250	1.75	December 15, 2008 (c) (j)
123,750	1.75	May 21, 2010 (c) (k)
1,786,667	2.00	April 16, 2012 (d)
3,692,917

(a)	Issued to CMH Capital Management Corp. in 2001, a company owned by the Chairman and Chief Executive Officer.

(b)	Issued in connection with December 2004 private offering of common stock.

(c)	Issued in connection with the January 2005 private offering of common stock.

(d)	Issued in connection with the April 2007 private offering of common stock.

(e)	These warrants were to expire on December 21, 2007 and were extended to May 21, 2010.

(f)	These warrants were to expire on December 21, 2007 and were extended to March 14, 2008.

Note D - Stockholders’ Equity (continued)

(g)	These warrants were to expire on January 12, 2008 and were extended to March 14, 2008.

(h)	These warrants were to expire on December 21, 2007 and were extended to December 15, 2008.

(i)	These warrants were to expire on December 21, 2007 and were extended to May 20, 2010.

(j)	These warrants were to expire on January 12, 2008 and were extended to December 15, 2008.

(k)	These warrants were to expire on January 12, 2008 and were extended to May 20, 2010.

In 2007 and 2006 warrants to purchase 947,500 and 1,987,152 shares of common stock were exercised for $1,184,000 and $2,129,000, respectively.

Note E - Commitments and Contingencies

[1]	Services agreement:

On November 30, 2004, the Company entered into a master services agreement (the “Agreement”) with ThinkFire Services USA, Ltd. (“ThinkFire”) pursuant to which ThinkFire has been granted the exclusive worldwide rights (except for direct efforts by the Company and related companies) to negotiate license agreements for the Remote Power Patent with respect to certain potential licensees agreed to between the parties.  Either the Company or ThinkFire can terminate the Agreement upon 60 days’ notice for any reason or upon 30 days’ notice in the event of a material breach.  The Company has agreed to pay ThinkFire a fee not to exceed 20% of the royalty payments received from license agreements consummated by ThinkFire on its behalf after the Company recovers its expenses.

[2]	Legal fees:

With respect to the Company’s litigation against D-Link, which was settled in May 2007 (See Note J[1]), the Company utilized the services of Blank Rome, LLP, on a full contingency basis and also the services of Potter Mitton, P.C. (Tyler, Texas) on an hourly basis to serve as local counsel.  In accordance with the Company’s contingency fee agreement with Blank Rome LLP, the Company will pay legal fees to Blank Rome LLP equal to 25% of the royalty revenue received by the Company from its license agreement with D-Link after it recovers its expenses related to the litigation.

[3]	Operating leases:

The Company leases its principal office space in New York City at a monthly rent of approximately $3,000 for a one year period ended June 2008.

Rental expense for the years ended December 31, 2007 and 2006 aggregated $39,000 and $38,000, respectively.

[4]	Savings and investment plan:

The Company has a Savings and Investment Plan which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986.  The Company also may make discretionary annual matching contributions in amounts determined by the Board of Directors, subject to statutory limits.  The Company did not make any contributions to the 401(k) Plan during the years ended December 31, 2007 and 2006.

Note F - Income Taxes

At December 31, 2006, the Company has available net operating loss carryforwards to reduce future federal taxable income of approximately $45,364,000 for tax reporting purposes, which expire from 2009 through 2027.

Pursuant to the provisions of the Internal Revenue Code, future utilization of these past losses is subject to certain limitations based on changes in the ownership of the Company’s stock that have occurred.

The principal components of the net deferred tax assets are as follows:

	Year Ended
	December 31,
	2007	2006

Deferred tax assets:
Net operating loss carry forwards	$16,800,000	$16,136,000
Options and warrants not yet deducted, for tax purposes	705,000	177,000
Other	-0-	-0-

	17,505,000	16,313,000
Valuation allowance	(17,505,000)	(16,313,000)

Net deferred tax assets	$0	$0

The Company has recorded a valuation allowance for the full amount of its deferred tax assets as the likelihood of the future realization cannot be presently determined.  The valuation allowance increased by $1,192,000 in 2007 and $1,618,000 in 2006.

The reconciliation between the taxes as shown and the amount that would be computed by applying the statutory federal income tax rate to the loss before income taxes is as follows:

	Year Ended
	December 31,
	2007	2006

Income tax benefit - statutory rate	(34.0)%	(34.0)%
State and local, net	(3.5)%	(3.5)%
Valuation allowance on deferred tax assets	37.5%	37.5%

Note G - Concentrations

The Company places its cash investments in high quality financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”).  At December 31, 2007, the Company maintained cash balances of $5,828,000 in excess of FDIC limits.

Note H - Related Party Transactions

[1]
In December 2007, the Company extended the expiration date of warrants to purchase an aggregate of 2,013,750 shares of our common stock (the “Warrants”) issued to investors in the Company’s private offering completed in December 2004 and January 2005.  The Warrants were exercisable for (i) an aggregate of 1,342,500 shares at an exercise price of $1.25 per share (the “$1.25 Warrants”) and (ii) an aggregate of 671,250 shares at an exercise price of $1.75 per share (the “$1.75 Warrants”).  Investors in the aforementioned private offering included two principal stockholders of the Company, who invested an aggregate of $1,250,000 and as part of the offering received an aggregate of 625,000 $1.25 Warrants and 312,500 $1.75 Warrants, and a director of the Company, who invested $100,000 and received 50,000 $1.25 Warrants and 25,000 $1.75 Warrants as part of the offering.  The Warrants were scheduled to expire on December 21, 2007 or January 13, 2008 (three (3) years from the date of issuance).  The expiration date of the Warrants (both the $1.25 Warrants and the $1.75 Warrants) was extended until March 14, 2008.  In addition, to the extent the holders exercised in full their $1.25 Warrants no later than December 21, 2007, such holders were afforded an extension of the expiration date of their $1.75 Warrants until May 21, 2010 such that the exercise price of the $1.75 Warrants will remain at $1.75 per share through March 31, 2009 and increased to $2.00 per share if exercised thereafter until May 21, 2010, at which time they will expire.  In December 2007 (prior to December 21) holders of $1.25 Warrants to purchase 902,500 shares were exercised which resulted in proceeds to the Company of $1,128,125.  To the extent the remaining holders exercised in full their $1.25 Warrants prior to the new expiration date of March 14, 2008, the expiration date of their $1.75 Warrants was extended until December 15, 2008 and such warrants will be exercisable at $2.00 per share beginning March 14, 2008.

[2]
On December 21, 2007, the Company extended the expiration date of warrants issued in December 2004 to a director of the Company, to purchase 50,000 shares of our common stock, from December 21, 2007 until May 21, 2010.

Note I - Employment Arrangements and Other Agreements

[1]
On February 28, 2007, the Company entered into a new Employment Agreement with Corey M. Horowitz pursuant to which Mr. Horowitz continued to serve as Chairman and Chief Executive Officer for a two year term at an annual base salary of $288,750 for the first year, increasing by 5% for the second year.  In connection with his employment agreement, Mr. Horowitz was issued a five (5) year option to purchase 375,000 shares of common stock at an exercise price of $1.46 per share which vests, on a quarterly basis over a one year period subject to acceleration upon a change of control.  The Company also issued to Mr. Horowitz on the one year anniversary date (February 28, 2007) an additional five (5) year option to purchase a minimum of 375,000 shares of common stock at an exercise price equal to the closing price of our common stock on the date of grant, which option will vest on a quarterly basis over a one year period.  In addition to the aforementioned option grants, the Company agreed to extend for an additional three (3) years the expiration dates of all options and warrants (an aggregate of 2,620,000 shares) expiring in calendar year 2007 and 2008 owned by Mr. Horowitz and CMH Capital Management Corp. (“CMH”), an affiliate.  Under the terms of his Employment Agreement, Mr. Horowitz shall receive bonus compensation in an amount equal to 5% of Company royalties or other payments (before deduction of payments to third parties including, but not limited to, legal fees and expenses and third party license fees) received from licensing its patents (including patents currently owned and acquired or licensed on an exclusive basis during the period in which Mr. Horowitz continues to serve as an executive officer of the Company) (the “Royalty Bonus Compensation”).  During 2007, Mr. Horowitz received $12,000 of Royalty Bonus Compensation.  Mr. Horowitz shall also receive bonus compensation equal to 5% of the gross proceeds from (i) the sale of any of the Company’s patents or (ii) the Company’s merger with or into another corporation or entity.  The Royalty Bonus Compensation shall continue to be paid to Mr. Horowitz for the life of each of the Company’s patents with respect to licenses entered

Note I - Employment Arrangements and Other Agreements  (continued)

into by us with third parties during Mr. Horowitz’s term of employment or at anytime thereafter, whether Mr. Horowitz is employed by the Company or not, provided, that, Mr. Horowitz’s employment has not been terminated by the Company “For Cause” (as defined) or terminated by Mr. Horowitz without “Good Reason” (as defined).  In the event that Mr. Horowitz’s employment is terminated by the Company “Other Than For Cause” (as defined) or by Mr. Horowitz for “Good Reason” (as defined), Mr. Horowitz shall be entitled to a severance of 12 months base salary.

In accordance with his employment agreement, Mr. Horowitz also has certain anti-dilution rights which provide that if at any time during the period ended December 31, 2008, in the event that the Company completes an offering of its common stock or any securities convertible or exercisable into common stock (exclusive of securities issued upon exercise of outstanding options, warrants or other convertible securities), Mr. Horowitz shall receive from the Company, at the same price as the securities issued in the financing, such number of additional options to purchase common stock so that he maintains the same derivative ownership percentage (21.47%) of the Company based upon options and warrants owned by Mr. Horowitz and CMH (exclusive of ownership of shares of common stock by Mr. Horowitz and CMH) owned as of the time of execution of his employment agreement; provided, that, the aforementioned anti-dilution protection shall be afforded to Mr. Horowitz up to maximum financings of $2.5 million.  In April 2007, with respect to the Company’s completion of a $5.0 million private placement (See Note D[1]), Mr. Horowitz was issued a five (5) year option to purchase 732,709 shares of common stock, at an exercise price of $1.67 per share in accordance with the aforementioned anti-dilution provision of his employment agreement.

[2]
On December 20, 2006, the Company entered into a new agreement with David Kahn pursuant to which he agreed to continue to serve as Chief Financial Officer through December 31, 2008.  In consideration for his services, Mr. Kahn is compensated at the rate of $6,615 per month for the period through December 31, 2007 and $6,945 per month for the year ended December 31, 2008.  Mr. Kahn was also issued a five (5) year option to purchase 75,000 shares of common stock at an exercise price of $1.50 per share.  The option vested 30,000 shares on the date of grant and the balance of the shares (45,000) vest on a quarterly basis in equal amounts of 5,625 shares beginning March 31, 2007 through December 31, 2008.  The agreement further provides that the Company may terminate the agreement at any time for any reason.  In the event Mr. Kahn’s services are terminated without “Good Cause” (as defined), he will be entitled to accelerated vesting of all unvested shares underlying the option and the lesser of (i) six months base monthly compensation or (ii) the remaining balance of the monthly compensation payable through December 31, 2008.

Note J – Litigation

[1]
In August 2005, the Company commenced patent litigation against D-Link Corporation and D-Link Systems, Incorporated (collectively “D-Link”) in the United States District Court for the Eastern District of Texas, Tyler division (Civil Action No. 6:05W291), for infringement of the Company’s Remote Power Patent.  The complaint sought, among other things, a judgment that the Company’s Remote Power Patent is enforceable and has been infringed by the defendants.  The Company also sought a permanent injunction restraining the defendants from continued infringement, or active inducement of infringement by others, of the Remote Power Patent.

In August 2007, the Company finalized the settlement of its patent infringement litigation against D-Link.  Under the terms of the settlement, D-Link entered into a license agreement for the Company’s Remote Power Patent the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of our Remote Power Patent, which

Note J – Litigation (continued)

expires in March 2020.  The royalty rate is subject to adjustment beginning after the first quarter of 2008 to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products.  In addition, D-Link paid the Company $100,000 upon signing of the Settlement Agreement.

[2]
On November 17, 2005 the Company entered into a Settlement Agreement with PowerDsine, Inc and PowerDsine Ltd. which dismisses, with prejudice, a civil action brought by PowerDsine in the United States District Court for the Southern District of New York that sought a declaratory judgment that U.S. Patent No. 6,218,930 (the “Remote Power Patent”) owned by the Company was invalid and not infringed by PowerDsine and/or its customers.  Under the terms of the Settlement Agreement, the Company has agreed that it will not initiate litigation against PowerDsine for its sale of Power over Ethernet (PoE) integrated circuits.  In addition, the Company has agreed that it will not seek damages for infringement from customers that incorporate PowerDsine integrated circuit products in PoE capable Ethernet switches manufactured on or before April 30, 2006. PowerDsine has agreed that it will not initiate, assist or cooperate in any legal action relating to the Remote Power Patent.  The Company also agreed that it will not initiate litigation against PowerDsine or its customers for infringement of the Remote Power Patent arising from the manufacture and sale of PowerDsine Midspan products for three years following the dismissal date. Following such three year period, the Company may seek damages for infringement of the Remote Power Patent from PowerDsine or its customers with respect to the purchase and sale of Midspan products beginning 90 days following the dismissal date.

Note K – Subsequent Events

[1]
In February 2008, the Company commenced litigation against several major data networking equipment manufacturers in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of the Company’s Remote Power Patent.  The defendants in the lawsuit include Cisco Systems, Inc., Cisco Linksys, LLC, Enterasys Networks, Inc., 3COM Corporation, Inc., Extreme Networks, Inc., Foundry Networks, Inc., Netgear, Inc. and Adtran, Inc.  The Company seeks injunctive relief and monetary damages for infringement based upon reasonable royalties as well as treble damages for the defendants continued willful infringement of the Remote Power Patent.  To date all of the defendants, other than Netgear, Inc., have answered the complaint and asserted that they do not infringe any valid claim of the Remote Power Patent, and further asserted that, based on several different theories, the patent claims are invalid or unenforceable.  In addition to these defenses, the defendants also asserted counterclaims for, among other things, non-infringement, invalidity, and unenforceability of the Remote Power Patent.  In the event that the courts determine that the Remote Power Patent is not valid or enforceable, and/or that the defendants do not infringe, any such determination would have a material adverse effect on the Company.

[2]
Dovel & Luner, LLP provides legal services to the Company with respect to the above referenced litigation (See Note K[1]).  The terms of the Company’s agreement with Dovel & Luner, LLP provides for legal fees of a maximum aggregate cash payment of $1.5 million plus a contingency fee of up to 24% depending upon when an outcome is achieved.

[3]
On March 7, 2008, the Company further extended the expiration dates of its outstanding $1.25 Warrants and $1.75 Warrants (See Note H[1]) as follows:  (i) the expiration date of the $1.25 Warrants was extended from March 14, 2008 until June 16, 2008 and the exercise price of such warrants was adjusted to $1.30 per share and (ii) the expiration date of our $1.75 Warrants was extended until December 15, 2008 and the exercise price of such warrants was adjusted to $2.00 per share.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Company.

SEC registration fee	$-0-
Legal fees and expenses*	$45,000.00
Accounting fees and expenses*	$2,500.00
Miscellaneous expenses*	$1,500.00
TOTAL	$49,000.00
* Estimated.

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporations Law (the “DGCL”) contains provisions entitling the Company’s directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys’ fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company.  In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director’s liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit.  This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission.  If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect.  In addition, the Bylaws require the Company to indemnify, to the full extent permitted by law, any director, office, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company’s corporate purposes as set forth in the Certificate of Incorporation.  At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

(1)
On December 21, 2004 and January 13, 2005, the Registrant sold to 29 accredited investors in a private placement an aggregate of 2,685,000 shares of common stock, at an aggregate purchase price of $2,685,000 or $1.00 per share of common stock, together with three year warrants to purchase an aggregate of 2,013,750 shares of common stock, at exercise prices of $1.25 per share and $1.75 per share.  The transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

(2)
On February 1, 2007, the Registrant issued 80,000 shares of common stock to Alliance Advisors, LLC pursuant to an advisory agreement, dated March 3, 2006.  The transaction was exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) thereof.

(3)
On April 16, 2007, the Registrant sold to accredited investors in a private placement an aggregate of 3,333,333 shares of common stock, at an aggregate purchase price of $5,000,000 or $1.50 per share of common stock, together with five year warrants to purchase an aggregate of 1,666,667 shares of common stock, at an exercise price of $2.00 per share.  The transaction was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and Regulation D promulgated thereunder.

Item 16.  Exhibits

No.           Description

3.1
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.1.1
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3.4	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.2
Letter Agreement, dated December 21, 2003, between the Company and Corey M. Horowitz, including exhibits.  Previously filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

10.3
Letter Agreement dated January 22, 2004, between the Company and David Kahn.  Previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

10.4
Exchange Agreement, dated April 13, 2004, between the Company and its Preferred Stockholders.  Previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

10.5
Employment Agreement, dated November 26, 2004, between the Company and Corey M. Horowitz.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 1, 2004 and incorporated herein by reference.

10.6
Master Services Agreement, dated November 30, 2004, between the Company and ThinkFire Services USA, Ltd.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 2, 2004 and incorporated herein by reference.

10.7
Securities Purchase Agreement, dated December 21, 2004, between Company and the investors.  Previously, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2004 and incorporated herein by reference.

10.8
Securities Purchase Agreement, dated January 13, 2005, between the Company and the investors.  Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 20, 2005 and incorporated herein by reference.

10.9
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.10
Agreement, dated August 4, 2005, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 9, 2005 and incorporated herein by reference.

10.11
Agreement, dated August 9, 2005, between the Company and Blank Rome LLP.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 11, 2005 and incorporated herein by reference.

10.12
Settlement Agreement, dated November 16, 2005, among the Company, PowerDsine Ltd. and PowerDsine, Inc.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 17, 2005 and incorporated herein by reference.

10.13
Agreement, dated December 20, 2006, between the Company and David C. Kahn, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 22, 2006 and incorporated herein by reference.

10.14
Employment Agreement, dated February 28, 2007, between the Company and Corey M. Horowitz.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 6, 2007 and incorporated herein by reference.

10.15
Securities Purchase Agreement, dated April 16, 2007, between the Company and the investors (including exhibits).  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 20, 2007 and incorporated herein by reference.

10.16
Settlement Agreement, dated as of May 25, 2007, between the Company and the investors (including exhibits).  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 20, 2007 and incorporated herein by reference.

10.17
Agreement, dated February 7, 2008, between the Company and Dovel & Luner.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 9, 2008 and incorporated herein by reference.

10.18
Letter Agreement, dated June 17, 2008, between the Company and Microsemi Corp. - Analog Mixed Signal Group Ltd.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 23, 2008 and incorporated herein by reference.

10.19
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 15, 2008 and herein updated by reference.

14	Code of Ethics. Previously filed as Exhibit 14 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 14, 2004 and incorporated herein by reference.

23.1*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

* Filed herewith

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4)       That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free-writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free-writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)       Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: September 23, 2008	By:	/s/ Corey M. Horowitz
Corey M. Horowitz, Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Corey M. Horowitz his true and lawful attorney-in-fact and agent, with full power and substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this Registration Statement on Form S-1 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting to such attorney-in-fact and agent, full power and authority to do all such other acts and execute all such other documents as he may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Corey M. Horowitz	Chairman and Chief Executive Officer	September 23, 2008
Corey M. Horowitz	(principal executive officer)

/s/ David C. Kahn	Chief Financial Officer	September 23, 2008
David C. Kahn	(principal financial and accounting officer)

/s/ Robert Pons	Director	September 23, 2008
Robert Pons

/s/ Laurent Ohana	Director	September 23, 2008
Laurent Ohana

INDEX TO EXHIBITS

No.           Description

3.1
Certificate of Incorporation, as amended.  Previously filed as Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 (Registration No. 333-59617), declared effective by the SEC on November 12, 1998 (the “1998 Registration Statement”), and incorporated herein by reference.

3.1.1
Certificate of Amendment to the Certificate of Incorporation dated November 27, 2001.  Previously filed as Exhibit 3.1.1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-81344) declared effective by the SEC on February 12, 2002, and incorporated herein by reference (the “February 2002 Form S-3”)

3.4	By-laws, as amended. Previously filed as Exhibit 3.2 to the 1998 Registration Statement and incorporated herein by reference.

4.1	Form of Common Stock certificate. Previously filed as Exhibit 4.1 to the 1998 Registration Statement and incorporated herein by reference.

5.1*	Opinion of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.

10.1
Patents Purchase, Assignment and License Agreement, dated November 18, 2003, between the Company and Merlot Communications, Inc.  Previously filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K filed December 3, 2003 and incorporated herein by reference.

10.2
Letter Agreement, dated December 21, 2003, between the Company and Corey M. Horowitz, including exhibits.  Previously filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

10.3
Letter Agreement dated January 22, 2004, between the Company and David Kahn.  Previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

10.4
Exchange Agreement, dated April 13, 2004, between the Company and its Preferred Stockholders.  Previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-KSB filed April 14, 2004 and incorporated herein by reference.

10.5
Employment Agreement, dated November 26, 2004, between the Company and Corey M. Horowitz.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 1, 2004 and incorporated herein by reference.

10.6
Master Services Agreement, dated November 30, 2004, between the Company and ThinkFire Services USA, Ltd.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 2, 2004 and incorporated herein by reference.

10.7
Securities Purchase Agreement, dated December 21, 2004, between Company and the investors.  Previously, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2004 and incorporated herein by reference.

10.8
Securities Purchase Agreement, dated January 13, 2005, between the Company and the investors.  Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 20, 2005 and incorporated herein by reference.

10.9
Amendment to Patents Purchase, Assignment and License Agreement, dated January 18, 2005, between the Company and Merlot Communications, Inc.  Previously filed January 24, 2005 as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 18, 2005 and incorporated herein by reference.

10.10
Agreement, dated August 4, 2005, between the Company and David C. Kahn.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 9, 2005 and incorporated herein by reference.

10.11
Agreement, dated August 9, 2005, between the Company and Blank Rome LLP.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 11, 2005 and incorporated herein by reference.

10.12
Settlement Agreement, dated November 16, 2005, among the Company, PowerDsine Ltd and PowerDsine, Inc.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 17, 2005 and incorporated herein by reference.

10.13
Agreement, dated December 20, 2006, between the Company and David C. Kahn, previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 22, 2006 and incorporated herein by reference.

10.14
Employment Agreement, dated February 28, 2007, between the Company and Corey M. Horowitz previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 6, 2007 and incorporated herein by reference.

10.15
Securities Purchase Agreement, dated April 16, 2007, between the Company and the investors (including exhibits).  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 20, 2007 and incorporated herein by reference.

10.16
Settlement Agreement, dated as of May 25, 2007, between the Company and the investors (including exhibits).  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 20, 2007 and incorporated herein by reference.

10.17
Agreement, dated February 7, 2008, between the Company and Dovel & Luner.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 9, 2008 and incorporated herein by reference.

10.18
Letter Agreement, dated June 17, 2008, between the Company and Microsemi Corp. - Analog Mixed Signal Group Ltd.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 23, 2008 and incorporated herein by reference.

10.19
License Agreement, dated August 13, 2008, between the Company and Microsemi Corporation.  Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 15, 2008 and herein incorporated by reference.

14	Code of Ethics. Previously filed as Exhibit 14 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on April 14, 2004 and incorporated herein by reference.

23.1*	Consent of Radin Glass Co., LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C. (included within Exhibit 5.1).

* Filed herewith